PROSPECTUS SUPPLEMENT NO. 5 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated June 2, 2023) Registration No. 333-269156

Prosomnus, Inc.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 2, 2023 (the “Prospectus”) filed by ProSomnus, Inc. (the “Company”) with the information contained in the Company’s Current Report on Form 10-Q, filed with the SEC on August 9, 2023. Accordingly, we have attached such Current Report on Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and our public warrants are listed on the Nasdaq Global Market and Nasdaq Capital Market, respectively, under the symbols “OSA” and “OSAAW,” respectively. On August 8, 2023, the closing price of our common stock was $1.40 and the closing price for our public warrants was $0.03.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities is highly speculative and involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2023

or

☐TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 001-41567

ProSomnus, Inc.

(Exact name of registrant as specified in its charter)

DE	88-2978216
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5675 Gibraltar Drive

Pleasanton, CA 94588

(Address of Principal Executive Offices)

(844) 537-5337

(Registrant’s telephone number)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).   Yes  ☒    No   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   Yes  ☐    No  ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol	Name of Exchange on which registered
Common Stock, par value $0.0001 per share	OSA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	OSAAW	The Nasdaq Stock Market LLC

As of August 8, 2023, there were 16,057,630 of the registrant’s ordinary shares outstanding.

PROSOMNUS, INC.

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

PROSOMNUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

		December 31,
	June 30, 2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$6,175,632	$15,916,141
Accounts receivable, net	3,560,882	2,843,148
Inventory	1,309,982	639,945
Prepaid expenses and other current assets	1,162,921	1,846,870
Total current assets	12,209,417	21,246,104
Property and equipment, net	3,265,865	2,404,402
Finance lease right-of-use assets	4,164,545	3,650,451
Operating lease right-of-use assets	5,238,553	5,632,771
Other assets	345,653	262,913
Total assets	$25,224,033	$33,196,641

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,072,393	$2,101,572
Accrued expenses	5,824,193	3,706,094
Equipment financing obligation	57,457	58,973
Finance lease liabilities	1,224,442	1,008,587
Operating lease liabilities	277,677	215,043
Total current liabilities	9,456,162	7,090,269

Equipment financing obligation, net of current portion	167,346	185,645
Finance lease liabilities, net of current portion	2,480,803	2,081,410
Operating lease liabilities, net of current portion	5,377,154	5,525,562
Senior Convertible Notes at fair value	12,928,404	13,651,000
Subordinated Convertible Notes at fair value	15,225,000	10,355,681
Earnout liability	4,610,000	12,810,000
Warrant liability	727,664	1,991,503
Total noncurrent liabilities	41,516,371	46,600,801
Total liabilities	50,972,533	53,691,070

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized at June 30, 2023 and December 31, 2022; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 100,000,000; 16,057,630 and 16,041,464 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	1,606	1,604
Additional paid-in capital	191,031,730	190,298,562
Accumulated deficit	(216,781,836)	(210,794,595)
Total stockholders’ deficit	(25,748,500)	(20,494,429)
Total liabilities and stockholders’ deficit	$25,224,033	$33,196,641

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PROSOMNUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue	$6,933,910	$4,859,909	$12,742,290	$8,603,052

Cost of revenue	3,170,794	2,321,692	5,927,425	3,900,188

Gross profit	3,763,116	2,538,217	6,814,865	4,702,864

Operating expenses:
Sales and marketing	3,642,718	2,013,392	6,466,766	4,130,811
Research and development	1,376,036	669,348	2,395,005	1,226,980
General and administrative	4,480,124	1,289,154	7,833,131	2,642,889
Total operating expenses	9,498,878	3,971,894	16,694,902	8,000,680

Net loss from operations	(5,735,762)	(1,433,677)	(9,880,037)	(3,297,816)

Other income (expense)
Interest expense	(1,240,159)	(1,197,237)	(2,411,969)	(2,293,075)
Change in fair value of earnout liability	6,700,000	—	8,200,000	—
Change in fair value of debt	(802,430)	—	(2,629,430)	—
Change in fair value of warrant liability	2,106,398	—	1,263,839	(20,756)
Loss on extinguishment of debt	—	(192,731)	—	(192,731)
Other expense	(123,117)	—	(529,644)	—
Total other income (expense), net	6,640,692	(1,389,968)	3,892,796	(2,506,562)

Net income (loss) before income taxes	904,930	(2,823,645)	(5,987,241)	(5,804,378)

Net income (loss)	$904,930	$(2,823,645)	$(5,987,241)	$(5,804,378)

Net income (loss) per share attributable to common stockholders:
Basic	$0.06	$(0.71)	$(0.37)	$(1.47)
Diluted	$(0.01)	$(0.71)	$(0.37)	$(1.47)

Shares used in per share calculation:
Basic	16,057,630	3,958,258	16,045,110	3,950,009
Diluted	19,141,231	3,958,258	16,045,110	3,950,009

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PROSOMNUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT (UNAUDITED)

For the three and six months ended June 30, 2023

	Three Months Ended June 30, 2023
			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance as of March 31, 2023	16,041,464	$ 1,604	$ 190,524,697	($ 217,686,766)	($ 27,160,465)

Issuance of shares, net of cancellations and issuance costs	16,166	2	163,571	—	163,573

Stock-based compensation expense	—	—	343,462	—	343,462

Net income	—	—	—	904,930	904,930

Balance as of June 30, 2023	16,057,630	$ 1,606	$ 191,031,730	($ 216,781,836)	($ 25,748,500)

	Six Months Ended June 30, 2023
			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2023	16,041,464	$ 1,604	$ 190,298,562	($ 210,794,595)	($ 20,494,429)

Issuance of shares, net of cancellations and issuance costs	16,166	2	163,571	—	163,573

Stock-based compensation expense	—	—	569,597	—	569,597

Net loss	—	—	—	(5,987,241)	(5,987,241)

Balance as of June 30, 2023	16,057,630	$ 1,606	$ 191,031,730	($ 216,781,836)	($ 25,748,500)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ DEFICIT (UNAUDITED)

For the three and six months ended June 30, 2022

	Three Months Ended June 30, 2022
	Redeemable Convertible Preferred Stock						Additional		Total
	Series B		Series A		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance as of March 31, 2022	7,288,333	$ 12,389,547	26,245	$ 26,245,000	24,640,110	$ 2,463	$ 150,425,953	($ 206,630,008)	($ 56,201,592)

Vesting of restricted stock awards	—	—	—	—	62,781	6	(6)	—	—

Stock-based compensation expense	—	—	—	—	—	—	4,000	—	4,000

Net loss	—	—	—	—	—	—	—	(2,823,645)	(2,823,645)

Balance as of June 30, 2022	7,288,333	$ 12,389,547	26,245	$ 26,245,000	24,702,891	$ 2,469	$ 150,429,947	($ 209,453,653)	($ 59,021,237)

	Six Months Ended June 30, 2022
	Redeemable Convertible Preferred Stock						Additional		Total
	Series B		Series A		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance as of January 1, 2022	7,288,333	$ 12,389,547	26,245	$ 26,245,000	24,566,386	$ 2,456	$ 150,425,960	($ 203,649,275)	($ 53,220,859)

Vesting of restricted stock awards	—	—	—	—	136,505	13	(13)	—	—

Stock-based compensation expense	—	—	—	—	—	—	4,000	—	4,000

Net loss	—	—	—	—	—	—	—	(5,804,378)	(5,804,378)

Balance as of June 30, 2022	7,288,333	$ 12,389,547	26,245	$ 26,245,000	24,702,891	$ 2,469	$ 150,429,947	($ 209,453,653)	($ 59,021,237)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PROSOMNUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,987,241)	$(5,804,378)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	360,819	191,921
Reduction of finance right-of-use asset	396,512	323,191
Reduction of operating right-of-use asset	202,183	91,016
Noncash interest	1,517,293	1,923,497
Noncash research and development	100,000	—
Loss on disposal of property and equipment	117,449	—
Bad debt expense	71,884	17,828
Stock-based compensation	569,597	4,000
Shares issued for services received	163,573	—
Change in fair value of earnout liability	(8,200,000)	—
Change in fair value of debt	2,629,430	—
Change in fair value of warrant liability	(1,263,839)	20,756
Impairment of assets	335,072	—
Loss on extinguishment of debt	—	192,731
Changes in operating assets and liabilities:
Accounts receivable	(789,618)	45,300
Inventory	(670,037)	(47,863)
Prepaid expenses and other current assets	456,020	(282,999)
Other assets	(21,087)	(1,603,015)
Accounts payable	(29,179)	1,178,667
Accrued expenses	2,118,099	565,410
Operating lease liabilities	134,094	(103,270)
Net cash used in operating activities	(7,788,976)	(3,287,208)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,211,802)	(232,330)
Net cash used in investing activities	(1,211,802)	(232,330)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	—	13,284,403
Repayments of line of credit	—	(12,587,268)
Proceeds from issuance of subordinated notes	—	375,000
Repayments of subordinated notes	—	(75,000)
Payment of deferred financing cost	(61,653)	—
Principal payments on finance lease obligations	(658,263)	(499,038)
Principal payments on equipment financing obligation	(19,815)	(27,713)
Repayments of subordinated loan and security agreement	—	(409,911)
Proceeds from issuance of unsecured subordinated promissory notes	—	3,625,123
Repayments of unsecured subordinated promissory notes	—	(500,000)
Net cash (used in) provided by financing activities	(739,731)	3,185,596
Net decrease in cash and cash equivalents	(9,740,509)	(333,942)
Cash and cash equivalents at beginning of period	15,916,141	1,500,582
Cash and cash equivalents at end of period	$6,175,632	$1,166,640

Supplemental disclosure of cash flow information:
Cash paid for interest	$656,626	$333,917
Cash paid for franchise taxes	$—	$7,652
Supplemental disclosure of noncash investing and financing activities:
Acquisition of property and equipment through capital leases	$—	$291,031
ROU assets obtained in exchange for finance lease obligations	$1,273,511	$—
Issuance of redeemable convertible preferred stock warrant in connection with subordinated loan and security agreement	$—	$143,333

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PROSOMNUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 — DESCRIPTION OF THE BUSINESS

Company Organization

ProSomnus, Inc., and its wholly owned subsidiaries, ProSomnus Holdings, Inc. and ProSomnus Sleep Technologies, Inc. (collectively, the “Company”) is an innovative medical technology company that develops, manufactures, and markets its proprietary line of precision intraoral medical devices for treating and managing patients with obstructive sleep apnea (“OSA”).

The Company is located in Pleasanton, California and was incorporated as a Delaware company on May 3, 2022.  Its accounting predecessor company, ProSomnus Sleep Technologies, Inc. was incorporated as a Delaware company on March 2, 2016.

NOTE 2 — BASIS OF ACCOUNTING AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and in conjunction with the rules and regulations of the U.S. Securities and Exchange Commission (SEC). Certain information and footnote disclosures required for annual financial statements have been condensed or excluded in accordance with SEC rules and regulations and GAAP applicable to interim unaudited financial statements. Accordingly, the condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for audited annual financial statements. In the opinion of management, the condensed consolidated financial statements reflect all adjustments of a normal and recurring nature that are considered necessary for a fair presentation of the results for the interim periods presented. These unaudited condensed consolidated financial statements and the accompanying notes should be read in conjunction with the audited consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 14, 2023.

The results of operations for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or any future periods. The condensed consolidated balance sheet as of December 31, 2022 has been derived from audited financial statements at that date but does not include all of the information required by GAAP for complete financial statements.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Liquidity and Management’s Plans

The Company has incurred recurring losses from operations and recurring negative cash flows from operating activities. The Company expects operating losses and negative cash flows from operations to continue for the foreseeable future.

Based on the Company’s current level of expenditures and management’s future cash flow projections, the Company believes its cash and cash equivalents of $6.2 million and working capital of $2.8 million at June 30, 2023, will not be sufficient for the Company to continue operations as a going concern for at least one year from the issuance date of these condensed consolidated financial statements. Additionally, from July 1, 2023, the Convertible Notes (as defined in Note 7) require the Company to maintain a minimum cash balance of $4.5 million on the first of each calendar month. The Company believes that these factors raise substantial doubt about its ability to continue as a going concern.

The Company’s ability to continue as a going concern depends on its ability to execute on its strategies, which include achieving revenue growth forecast, controlling operating costs, and obtaining additional financing. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company. Furthermore, there can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis or at all. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders.

The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Accordingly, the condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates, and such differences could materially affect the results of operations reported in future periods. The Company’s significant estimates in these condensed consolidated financial statements relate to the fair values, and the underlying assumptions used to formulate such fair values, of its Convertible Notes, earn-out liability, and warrants.  Estimates also include the allowance for doubtful accounts receivable, warranty and earned discount accruals, measurements of tax assets and liabilities and stock-based compensation.

Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.

This accounting standard establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs that may be used to measure fair value:

Level 1 Inputs — The valuation is based on quoted prices in active markets for identical instrument.

Level 2 Inputs — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model — based valuation techniques for which all significant assumptions are observable in the market.

Level 3 Inputs — The valuation is based on unobservable inputs that are supported by minimal or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques that incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument, or valuations that require significant management judgment or estimation.

Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company’s financial instruments consist primarily of cash equivalents, accounts receivable (net of allowance for doubtful accounts), accounts payable and accrued expenses, long-term debt instruments, earnout and warrant liabilities. The carrying values of our working capital balances are representative of their fair values due to their short-term maturities.

The carrying value of our equipment financing obligation is considered to approximate its fair value because the interest rate is comparable to current rates for financing available to us. Under the fair value option as prescribed by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, Financial Instruments, we have elected to record our convertible debt instruments at fair value. The earnout and warrant liabilities are presented at fair value on the condensed consolidated balance sheets.

The following tables provide a summary of the financial instruments that are measured at fair value on a recurring basis:

		June 30, 2023
	Fair Value	Level 1	Level 2	Level 3
Senior Convertible Notes	$12,928,404	$—	$—	$12,928,404
Subordinated Convertible Notes	15,225,000	—	—	15,225,000
Earnout liability	4,610,000	—	—	4,610,000
Warrant liability	727,664	—	—	727,664

		December 31, 2022
	Fair Value	Level 1	Level 2	Level 3
Senior Convertible Notes	$13,651,000	$—	$—	$13,651,000
Subordinated Convertible Notes	10,355,681	—	—	10,355,681
Earnout liability	12,810,000	—	—	12,810,000
Warrant liability	1,991,503	—	—	1,991,503

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Cash and Cash Equivalents

The company considers all demand deposits with an original maturity to the Company of 90 days or less as cash and cash equivalents. The Company places its cash and cash equivalents with high credit-quality financial institutions. As of June 30, 2023 and December 31, 2022, the Company had $6.2 million and $15.9 million of cash and no cash equivalents, respectively.

Senior and Subordinated Convertible Notes

The Company accounts for its senior and subordinated Convertible Notes as derivatives in accordance with, ASC 815-10, Derivatives and Hedging, and ASC 815-15, Embedded Derivatives, depending on the nature of the derivative instrument. ASC 815 requires each contract that is not a derivative in its entirety be assessed to determine whether it contains embedded derivatives that are required to be bifurcated and accounted for as a derivative financial instrument. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if the combined instrument is not accounted for in its entirety at fair value with changes in fair value recorded in earnings, the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument. Embedded derivatives are measured at fair value and remeasured at each subsequent reporting period, and recorded within convertible notes, net on the accompanying condensed consolidated Balance Sheets and changes in fair value recorded in other expense within the condensed consolidated Statements of Operations. Debt discounts under these arrangements are amortized to interest expense using the interest method over the earlier of the term of the related debt or their earliest date of redemption.

The Company has analyzed the redemption, conversion, settlement, and other derivative instrument features of its Convertible Notes..

●	The Company identified that the (i) redemption features, (ii) lender’s optional conversion feature, (iii) lender’s optional conversion upon merger event feature and (iv) additional interest rate upon certain events feature meet the definition of a derivative. The Company analyzed the scope exception for all the above features under ASC 815-10-15-74(a).
●	Based on the further analysis, the Company identified that the (i) lender’s optional conversion feature, (ii) lender’s optional conversion upon merger event feature and (iii) additional interest rate upon certain events feature, do not meet the settlement criteria to be considered indexed to equity. The Company concluded that each of these features should be classified as a derivative liability measured at fair value with the changes in fair value in the condensed consolidated statement of operations.
●	The Company also identified that the redemption features are settled in cash and do not meet the indexed to equity and the equity classification scope exception, thus, they must be bifurcated from the convertible notes and accounted for separately at fair value on a recurring basis reflecting the changes in fair value in the condensed consolidated statement of operations.

The Company determined the Convertible Notes contained multiple embedded derivatives that are required to be bifurcated, two of which are conversion features.

As per ASC 815, if there is a conversion feature that is required to be bifurcated, the cash conversion feature and beneficial conversion feature guidance is not applicable to such conversion feature and the fair value election is allowable provided the debt was not issued at a substantial premium. The Company concluded that the notes were not issued at a premium and hence the Company elected the fair value option under ASC 815-15-25. The Company elected to record changes in fair value through the condensed consolidated statement of operations as a fair value adjustment of the convertible debt each reporting period (with the portion of the change that results from a change in the instrument-specific credit risk recorded separately in other comprehensive income, if applicable). The Company has also elected not to separately present interest expense related to Convertible Notes and the entire change in fair value of the instrument will be recorded as a fair value adjustment of convertible debt within the condensed consolidated statement of operations. Thus, the multiple embedded derivatives do not need to be separately bifurcated and fair valued. The Convertible Notes are reflected at their respective fair values on the condensed Consolidated Balance Sheet at June 30, 2023.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and then remeasured at fair value at each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as other income or expense on the condensed consolidated statements of operations.

Revenue Recognition

The Company creates customized precision milled intraoral devices. When devices are sold, they include an assurance-type warranty guaranteeing the fit and finish of the product for a period of 3 years from the date of sale.

The Company recognizes revenue upon meeting the following criteria:

●	Identifying the contract with a customer: customers submit authorized prescriptions and dental impressions to the Company. Authorized prescriptions constitute the contract with customers.
●	Identifying the performance obligations within the contract: The sole performance obligation is the shipment of a completed customized intraoral device.
●	Determining the transaction price: Prices are determined by standardized pricing sheets and adjusted for estimated returns, discounts, and allowances.

●	Allocating the transaction price to the performance obligations: The full transaction price is allocated to the shipment of the completed intraoral device as it is the only element in the transaction.
●	Recognizing revenue as the performance obligation is satisfied: revenue is recognized upon transfer of control which occurs upon shipment of the product.

The Company does not require collateral or any other form of security from customers. Inbound shipping and handling costs related to sales are billed to customers. We charge for inbound shipping/handling and the costs are classified as Cost of Revenue. Outbound shipping costs are not billed to customers and are included in sales and marketing expenses. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Standalone selling price for the various intraoral device models are determined using the Company’s standard pricing sheet. The Company invoices customers upon shipment of the product and invoices are due within 30 days. Amounts that have been invoiced are recorded in accounts receivable and revenue as all revenue recognition criteria have been met. Given the nominal value of each transaction, the Company does not offer a financing component related to its revenue arrangements.

Leases

The Company assesses at contract inception whether a contract is, or contains, a lease. Generally, the Company determines that a lease exists when (1) the contract involves the use of a distinct identified asset, (2) the Company obtains the right to substantially all economic benefits from use of the asset, and (3) the Company has the right to direct the use of the asset. A lease is classified as a finance lease when one or more of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset, (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset or (5) the asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if it does not meet any of these criteria.

At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for all leases, except short term leases with an original term of twelve months or less. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, less any lease incentives received. All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets. The lease liability is initially measured at the present value of the lease payments, discounted using an estimate of the Company’s incremental borrowing rate for a collateralized loan with the same term as the underlying leases for operating leases and the implied rate in the lease agreement for finance leases.

Lease payments included in the measurement of lease liabilities consist of (1) fixed lease payments for the noncancelable lease term, (2) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised, and (3) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. The Company’s real estate operating lease agreement requires variable lease payments that do not depend on an underlying index or rate established at lease commencement. Such payments and changes in payments are recognized in operating expenses when incurred.

Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term plus variable lease payments as incurred. Lease expense for finance leases consists of the amortization of assets obtained under finance leases on a straight-line basis over the lease term and interest expense on the lease liability based on the discount rate at lease commencement.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since the effects of potentially dilutive securities are antidilutive.

Reclassifications

Certain reclassifications have been made in how we present our ROU assets that were previously reported December 31, 2022, consolidated balance sheet, to conform to the current period presentation. However, in the consolidated balance sheet as of June 30, 2023, we have presented operating ROU assets and financing ROU assets as two separate line items. These reclassifications have no impact on previously reported earnings or cash flows.

Recent Accounting Pronouncements

The Company continues to monitor new accounting pronouncements issued by the FASB and does not believe any accounting pronouncements issued through the date of this report will have a material impact on the Company's consolidated financial statements.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	June 30, 2023	December 31, 2022
Manufacturing equipment	$2,983,092	$2,516,859
Computers and software	1,573,337	1,608,075
Leasehold improvements	822,134	441,956
Furniture	—	27,587
	5,378,563	4,594,477
Less accumulated depreciation and amortization	(2,112,698)	(2,190,075)
Property and equipment, net	$3,265,865	$2,404,402

Depreciation and amortization expense for property and equipment was $0.2 million and $0.1 million for the three months ended June 30, 2023 and 2022, respectively, and $0.4 million and $0.2 million for the six months ended June 30, 2023 and 2022, respectively.

During the six months ended June 30, 2023, the Company disposed of property and equipment of $0.7 million which had an accumulated depreciation and amortization balance of $0.6 million. The resulting $0.1 million loss on disposal is reflected in the condensed consolidated statement of operations as other expense.

NOTE 4 — INVENTORY

Inventory consists of the following:

	June 30, 2023	December 31, 2022
Raw materials	$1,168,998	$561,726
Work-in-process	140,984	78,219
	$1,309,982	$639,945

The Company did not have any excess or obsolete inventory reserves at June 30, 2023 and December 31, 2022.

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30, 2023	December 31, 2022
Compensation related accruals	$2,708,925	$2,104,008
Marketing programs	810,747	611,642
Interest	381,596	110,239
Warranty	414,191	269,496
Professional fees	637,337	129,169
Other	871,397	481,540
	$5,824,193	$3,706,094

NOTE 6 — LEASES

The Company’s previous corporate office lease had a remaining term of approximately one year as of December 31, 2022. On February 28, 2023, the Company abandoned the previous corporate office premises. There is no new cash inflow generated or expected from the sale or sublease of property and leasehold improvements at the location. The Company recorded an impairment loss of $0.2 million on the ROU operating lease assets and accrued liabilities of $0.1 million in anticipation of expected CAM payments on the lease through December 31, 2023. The impairment loss and the accrued expenses are reflected as other expense in the condensed consolidated statements of operations for the three and six months ended June 30, 2023.

On May 17, 2022, the Company signed a ten-year lease for the Company’s new corporate headquarters. The lease commenced on December 15, 2022. The monthly payment is approximately $0.1 million and is subject to stated annual escalations. The Company received 5 months of free rent.

The Company’s finance leases consist of various machinery, equipment, computer-related equipment, or software and have remaining terms from less than one year to five years.

The components of the Company’s lease cost, weighted average lease terms and discount rates are presented in the tables below:

	Six months ended	Three Months Ended
	June 30, 2023	June 30, 2023
Lease Cost:
Operating lease cost	$488,357	$223,304
Finance lease cost:
Amortization of assets obtained under finance leases	$396,512	$216,305
Interest on lease liabilities	156,110	78,108
	$552,622	$294,413

Lease term and discount rate	Weighted average discount rate:	Weighted average remaining lease term:
As of June 30, 2023
Operating leases	10.0%	9.5	years
Finance leases	10.2%	3.3	years

Six months ended
June 30, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$152,080
Operating cash flows from finance leases	156,110
Financing cash flows from finance leases	658,263

Right-of-use assets consisted of the following as of June 30, 2023:

Total
Manufacturing equipment	$5,584,220
Computers and software	700,234
Leasehold improvements	218,244
Total	6,502,698
Less accumulated amortization	(2,338,153)
Right-of-use assets for finance leases	4,164,545
Right-of-use assets for operating leases	5,238,553
Total right-of-use assets	$9,403,098

At June 30, 2023, the following table presents maturities of the Company’s finance lease liabilities:

Six months ended June 30, 2023	Total
2023 (remaining 6 months)	$1,031,425
2024	1,287,461
2025	1,057,500
2026	739,115
2027	192,568
Thereafter	47,300
Total minimum lease payments	4,355,369
Less amount representing interest	(650,124)
Present value of minimum lease payments	3,705,245
Less current portion	(1,224,442)
Finance lease obligations, less current portion	$2,480,803

At June 30, 2023, the following table presents maturities of the Company’s operating lease liabilities:

Six months ended June 30, 2023	Total
2023 (remaining 6 months)	$615,030
2024	842,553
2025	867,831
2026	893,862
2027	920,679
Thereafter	4,761,873
Total minimum lease payments	8,901,828
Less: amount representing interest	(3,246,997)
Present value of minimum lease payments	5,654,831
Less: current portion*	(277,677)
Operating lease liabilities, less current portion	$5,377,154
*Excludes $0.1 million short term lease liability for previous headquarter lease impaired

NOTE 7 — DEBT

Equipment Financing Obligation

The Company’s future principal maturities under the equipment financing obligation are summarized as follows:

At June 30, 2023	Total
2023 (remaining 6 months)	$33,523
2024	56,995
2025	69,333
2026	64,952
Total principal maturities	224,803
Less: current portion	(57,457)
Equipment financing obligation, net of current portion	$167,346

Subordinated Notes

The Company received advances under subordinated promissory note agreements for total proceeds of $0.4 million during the six months ended June 30, 2022. No issuance costs were incurred.

Bridge Loans (Unsecured Subordinated Promissory Notes)

During the six months ended June 30, 2022, the Company received proceeds of $3.6 million from unsecured subordinated promissory notes (the “Bridge Loans”). Prior to the closing of our December 2022 merger (the “Business Combination”), the Bridge Loans were converted into Series A Redeemable Convertible Preferred Stock.

During March 2022, $0.5 million of the Bridge Loans were repaid. The primary stockholder of the Company was the borrower on this Bridge Loan, and a representative of this primary stockholder is a member of the Company’s Board of Directors.

Convertible Debt Agreements

Senior Convertible Notes

On December 6, 2022, the Company entered into a senior indenture agreement, and Senior Secured Convertible Notes due December 6, 2025 (“Senior Convertible Notes”), with an aggregate principal amount of $16.96 million, pursuant to the senior securities purchase agreement, dated August 26, 2022. In connection with the closing of this Senior Convertible Notes offering, the Company issued 36,469 shares of common stock and 169,597 warrants to purchase common stock. The “Senior Convertible Notes Warrants” entitle the note holders to purchase shares of common stock of the Company, subject to adjustment, at a purchase price per share of $11.50. The debt bears interest at 9% per annum. Interest is payable in cash quarterly.

On June 29, 2023, the Company entered into the first supplemental indenture which amended the senior indenture agreement. The amendment, amongst other things, (i) effects certain changes to the minimum EBITDA and minimum revenue financial covenants (ii) requires mandatory redemption of the Senior Convertible Notes in consecutive quarterly installments equal to $847,990 in the aggregate on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 2024, until the earlier of the maturity date of the Senior Convertible Notes or the date the Senior Convertible Notes are no longer outstanding, and (iii) corrects an error in the definition of Conversion Rate.

Subordinated Convertible Notes

On December 6, 2022, the Company entered into that certain Subordinated Indenture by and between ProSomnus, Inc., ProSomnus Holdings, ProSomnus Sleep Technologies, and Wilmington Trust, National Association, as Trustee and Collateral Agent, and Subordinated Secured Convertible Notes due April 6, 2026 (“Subordinated Convertible Notes”, and, together with the Senior Convertible Notes, the “Convertible Notes”), with an aggregate principal amount of $17.45 million, pursuant to the previously disclosed Subordinated Securities Purchase Agreement, dated August 26, 2022. In connection with the closing of this Convertible Debt offering, the Company issued 290,244 shares of common stock and 1,745,310 warrants (“Subordinated Convertible Notes Warrants”, and, together with the Senior Convertible Notes Warrants, the “Convertible Notes Warrants”) to purchase common stock to certain Convertible Debt holders. The debt has an interest rate of Prime Rate plus an additional 9% per annum with a term of 3 years. Interest is due quarterly in cash or in kind at the option of the Company.

On June 29, 2023, the Company entered into the first supplemental indenture agreement which amended the Subordinated Indenture. The amendment, amongst other things, (i) effects certain changes to the minimum EBITDA and minimum revenue financial covenants and (ii) corrects an error in the definition of Conversion Rate.

The Company has elected to measure the Convertible Notes in their entirety at fair value with changes in fair value recognized as non-operating gain or loss in the consolidated statements of operations (with the portion of the change that results from a change in the instrument-specific credit risk recorded separately in other comprehensive income, if applicable).

The estimated fair values of the convertible debt was determined using a Monte Carlo Simulation method. We simulated the stock price using a Geometric Brownian Motion until maturity.  For each simulation path we calculated the convertible bond value at maturity and then discount that back to the valuation date. The following assumptions were used as of June 30, 2023 and December 31, 2022:

	Monte Carlo Simulation Assumptions
	Asset	Risky	Expected	Risk-Free
As of June 30, 2023	Price	Yield	Volatility	Interest Rate
Senior Convertible Notes	$3.10	26.00%	45%	4.70%
Subordinated Convertible Notes	3.10	35.30%	45%	4.58%

	Monte Carlo Simulation Assumptions
	Asset	Risky	Expected	Risk-Free
As of December 31, 2022	Price	Yield	Volatility	Interest Rate
Senior Convertible Notes	$5.56	31.80%	45%	4.23%
Subordinated Convertible Notes	5.56	41.20%	45%	4.19%

The following is a summary of changes in fair value of the Convertible Notes for three and six months ended June 30, 2023:

	Senior Convertible Notes	Subordinated Convertible Notes
Beginning fair value, January 1, 2023	$13,651,000	$10,355,681
Paid-in-kind interest	—	723,699
Change in fair value of debt	827,000	1,000,000
Fair value as of March 31, 2023	14,478,000	12,079,380
Paid-in-kind interest	—	793,594
Change in fair value of debt	(1,549,596)	2,352,026
Ending fair value, June 30, 2023	$12,928,404	$15,225,000

The Convertible Notes are subject to a minimum revenue, cash, and EBITDA financial covenants. Management believes that the Company is in compliance with all financial covenants as of June 30, 2023. From July 1, 2023, the Convertible Notes require the Company to maintain a minimum cash balance of $4.5 million on the first of each calendar month.

NOTE 8 – COMMON STOCK WARRANTS

Estimated Fair Value of Outstanding Warrants Classified as Liabilities

The estimated fair value of outstanding warrants classified as liabilities is determined at each consolidated balance sheet date. Any decrease or increase in the estimated fair value of the warrant liability since the most recent consolidated balance sheet date is recorded in the consolidated statements of operations as a change in fair value of warrant liability.

The fair value of the outstanding warrants accounted for as liabilities as of June 30, 2023 and December 31, 2022 are calculated using the Black-Scholes option pricing model with the following assumptions:

	Exercise	Asset	Dividend	Expected	Risk-Free	Expected
As of June 30, 2023	Price	Price	Yield	Volatility	Interest Rate	Life
Convertible Notes Warrants	$11.50	$3.10	0%	50%	4.20%	4.43	years

	Exercise	Asset	Dividend	Expected	Risk-Free	Expected
As of December 31, 2022	Price	Price	Yield	Volatility	Interest Rate	Life
Convertible Notes Warrants	$11.50	$5.56	0%	40%	4.00%	4.93	years

The changes in fair value of the outstanding warrants classified as liabilities for the three and six months ended June 30, 2023 are as follows:

Convertible Notes Warrants
Warrant liability, January 1, 2023	$1,991,503
Change in fair value	842,559
Warrant liability, March 31, 2023	2,834,062
Change in fair value	(2,106,398)
Warrant liability, June 30, 2023	$727,664

As of June 30, 2023 and December 31, 2022, there were 4,597,180 equity classified warrants granted.

NOTE 9 – COMMON STOCK

The Company has reserved shares of common stock for the following as of June 30, 2023:

2022 Equity Incentive Plan reserve	2,411,283
Reserve for earn-out shares	3,000,000
Reserve for exercise of warrants	6,512,057
Reserve for convertible debt	7,344,027
Employee stock purchase plan	500,000
Total	19,767,367

NOTE 10 - EARN-OUT SHARES

In connection with the Business Combination, certain of the Company’s original stockholders are entitled to receive up to 3,000,000 Earn-out shares in three tranches:

(1)

the first tranche of 1,000,000 Earn-out shares will be issued when the volume-weighted average price per share of the Company’s common stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;

(2)

the second tranche of 1,000,000 Earn-out shares will be issued when the volume-weighted average price per share of the Company’s common stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and ·

(3)

the third tranche of 1,000,000 Earn-out shares will be issued when the volume-weighted average price per share of the Company’s common stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

The Earn-out shares will be allocated among the Company’s stockholders in proportion to the number of shares issued to them at the closing that continue to be held by them.

Due to the variability in the number of Earn-out shares at settlement which could change upon a control event, the Earn-out arrangement contains a settlement provision that violates the indexation guidance under ASC 815-40 and liability classification is required. The Company recorded the earnout liability initially at fair value, and will subsequently remeasure the liability with changes in fair value recorded in the consolidated statement of operations.

The changes in fair value of the earnout liability for the three and six months ended June 30, 2023 are as follows:

Earnout Liability
Earnout liability, January 1, 2023	$12,810,000
Change in fair value	(1,500,000)
Earnout liability, March 31, 2023	11,310,000
Change in fair value	(6,700,000)
Earnout liability, June 30, 2023	$4,610,000

NOTE 11 — STOCK-BASED COMPENSATION

During May 2023, the Company issued 20,000 shares of common stock to a consultant for services received. The fair value of the shares issued of $0.2 million was recognized as a selling, general and administrative expense with a corresponding credit to additional paid-in capital.

As of June 30, 2023, the Company has 339,000 shares of common stock in escrow for any merger consideration adjustments which are expected to be released from escrow within twelve months from the date of the Business Combination.

2022 Equity Incentive Plan

During the six months ended June 30, 2023, the Company issued 1,478,915 options under the 2022 Equity Incentive plan to certain employees and consultants of the Company.

Stock option activity for the six months ended June 30, 2023 was as follows:

			Weighted-Average
		Weighted-Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Term	Intrinsic Value
Outstanding at January 1, 2023	—	$—
Granted	1,478,915	5.20
Exercised	—	—
Cancelled	(13,098)	5.20
Outstanding at June 30, 2023	1,465,817	$5.20	9.59 years	$—
Exercisable at June 30, 2023	—	—	—	—
Vested and expected to vest as of June 30, 2023	1,465,817	$5.20	9.59 years	$—

As of June 30, 2023, and December 31, 2022, there were no exercisable or vested options.

The weighted-average grant date fair value of options granted during the six months ended June 30, 2023 was $2.91. The Company estimated the fair value of stock options using the Black-Scholes option pricing model. The fair value of the stock options was estimated using the following weighted average assumptions:

Six Months Ended
June 30, 2023
Dividend yield	0.0%
Expected volatility	55.0%
Risk-free interest rate	3.6%
Expected life	6.2 years

Dividend Rate—The expected dividend rate was assumed to be zero, as the Company had not previously paid dividends on common stock and has no current plans to do so.

Expected Volatility—The expected volatility was derived from the historical stock volatilities of several public companies within the Company’s industry that the Company considers to be comparable to the business over a period equivalent to the expected term of the stock option grants.

Risk-Free Interest Rate—The risk-free interest rate is based on the interest yield in effect at the date of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Expected Term—The expected term represents the period that the Company’s stock options are expected to be outstanding. The expected term of option grants that are considered to be “plain vanilla” are determined using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. For other option grants not considered to be “plain vanilla,” the Company determined the expected term to be the contractual life of the options.

Forfeiture Rate—The Company recognizes forfeitures as they occur.

The Company has recorded stock-based compensation expense for the three and six months ended June 30, 2023 related to the issuance of stock option awards to employees and nonemployees in the condensed consolidated statement of operations as follows:

	Three Months Ended	Six Months Ended
	June 30, 2023	June 30, 2023
Cost of revenue	$ 7,462	$ 7,462
Sales and marketing	38,755	66,166
Research and development	65,043	111,807
General and administrative	232,202	384,162
	$ 343,462	$ 569,597

As of June 30, 2023, unamortized compensation expense related to unvested stock options was $3.7 million, which is expected to be recognized over a weighted average period of 3.3 years.

2023 Employee Stock Purchase Plan

The Board previously adopted, and the Company's stockholders approved, the Company’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”). The first offering period under the plan commenced on June 15, 2023.

The 2023 ESPP is a broad-based plan that provides employees of the Company and its designated affiliates with the opportunity to become stockholders through periodic payroll deductions that are applied towards the purchase of shares of the Company’s common stock at a discount from the then-current market price. Subject to adjustment in the case of certain capitalization events, a total of 500,000 shares of common stock were available for purchase at adoption of the 2023 ESPP. There were no shares issued under the plan for the six months ended June 30, 2023. As of June 30, 2023, 500,000 shares of common stock remained available for issuance under the 2023 ESPP.

The Company estimates the fair value of ESPP grants on their grant date using the Black-Scholes option pricing model. The estimated fair value of ESPP grants is amortized on a straight-line basis over the requisite service period of the grants. The Company reviews, and when deemed appropriate, updates the assumptions used on a periodic basis. The Company utilizes its estimated volatility in the Black-Scholes option pricing model to determine the fair value of ESPP grants. ESPP compensation expense for the six months ended June 30, 2023 was de minimis.

NOTE 12 — NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the three and six months ended June 30, 2023:

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022		2023	2022
Numerator:
Net income (loss) attributable to common stockholders - Basic	$904,930	$(2,823,645)		$(5,987,241)	$(5,804,378)
Interest expense and remeasurement of Senior Convertible Notes liability	(1,168,000)	—		—	—
Net income (loss) attributable to common stockholders - Diluted	$(263,070)	$(2,823,645)		$(5,987,241)	$(5,804,378)

Denominator:
Weighted-average common shares outstanding - Basic	16,057,630	3,958,258	*	16,045,110	3,950,009	*
Senior Convertible Notes	3,083,601	—		—	—
Weighted-average common shares outstanding - Diluted	19,141,231	3,958,258	*	16,045,110	3,950,009	*

Basic earnings per share	$0.06	$(0.71)		$(0.37)	$(1.47)
Diluted earnings per share	$(0.01)	$(0.71)		$(0.37)	$(1.47)

* Basic and diluted weighted-average common shares outstanding for the three and six months ended June 30, 2022, have been computed based on the historical weighted-average common shares outstanding multiplied by the exchange ratio established in the Business Combination.

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the three and six months ended June 30, 2023 and 2022 because including them would have been antidilutive are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Common stock upon conversion of redeemable convertible preferred stock A	—	4,214,422	—	4,214,422
Common stock upon conversion of redeemable convertible preferred stock B	—	7,288,333	—	7,288,333
Non-vested shares of Series C common stock	—	718,003	—	718,003
Warrants to purchase redeemable convertible preferred stock B, as-converted		322,223	—	322,223
Warrants to purchase common stock	6,512,057	—	6,512,057	—
Options to purchase common stock	1,465,817	—	1,465,817	—
Senior Convertible Notes	—	—	3,083,601	—
Subordinated Convertible Notes	3,535,673	—	3,357,648	—
Total	11,513,547	12,542,981	14,419,123	12,542,981

NOTE 13 — SUBSEQUENT EVENT

On August 8, 2023, the Company received a Notice of Conversion from a holder of the Subordinated Convertible Notes, pursuant to which such holder irrevocably exercised its right to convert $1,000,000 principal amount of its Subordinated Convertible Notes into 192,381 shares of Common Stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Note on Forward-Looking Statements

This report, including, without limitation, statements under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, the future financial performance of the company, our growth plans and opportunities, our financial performance, our ability to raise additional funds, and any other statements that are not statements of current or historical facts.

The forward-looking statements contained in this report are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors,” which are incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this report. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods.

Overview

We are a medical technology company focused on the development, manufacturing and marketing of precision intraoral medical devices, a new option for treating and managing patients with mild to moderate Obstructive Sleep Apnea (“OSA”). Each ProSomnus precision intraoral device is personalized based on the anatomy and treatment plan for each patient. Our patented precision devices are engineered to create unique, consistent and predictable biomechanical advantages that lead to effective, comfortable, economical and patient preferred treatment outcomes for patients with OSA.

Our ProSomnus precision intraoral devices are classified by the U.S. Food and Drug Administration (the “FDA”) as Class II medical devices for the treatment of snoring and mild to moderate OSA. We received pre-market notification and FDA clearance pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDCA”) for our first intraoral device in July 2014 and our devices have been commercially available in the United States since August 2014. To date, over 200,000 ProSomnus precision devices have been prescribed for patients.

Sleep apnea is a serious and chronic respiratory disease that negatively impacts a patient’s sleep, health, and quality of life. OSA is the most common form of sleep apnea. OSA is a medical condition characterized by a cessation of breathing when the tongue, soft palate, and other related tissues in the back of the throat collapse and block the upper airway during sleep, temporarily decreasing the oxygen concentration in the blood. During an OSA episode, the diaphragm and chest muscles must work harder to overcome the obstruction and open the airway. These episodes disrupt the sleep cycle, reduce airflow to vital organs, stress the body, and create a negative feedback loop. If untreated, OSA increases the risk of high blood pressure, hypertension, heart failure, stroke, coronary artery disease and other life-threatening diseases. OSA is associated with a reduction in quality-of-life factors including a higher risk of motor vehicle and operator accidents, workplace errors, absenteeism and more.

Until ProSomnus, there have been few alternatives for OSA patients who refuse or fail CPAP. Historically, treatment alternatives to CPAP have consisted of surgical procedures or legacy dental products. Surgical procedures, such as hypoglossal nerve stimulation and maxillomandibular advancement, can be invasive, irreversible, expensive, and only suitable for a narrow range of patient types. Legacy dental products, historically, have been associated with inconsistent and unreliable performance. We believe that there is both an urgent clinical need and a strong market opportunity for a treatment alternative that is effective, non- surgical, convenient, and more economical.

ProSomnus therapy is covered by most private insurance payers, Medicare, and by a growing number of public health insurance programs offered in many countries around the world. In the United States an estimated 70% of treatments are paid for by private insurance, 25% are covered by Medicare and the remaining 5% are paid out of pocket by the patient.

Dentists are typically reimbursed by private medical insurance in the range of approximately $2,000 to $3,500 per patient for intraoral appliance therapy and by Medicare in the range of approximately $1,250 to $1,800 per patient for intraoral appliance therapy. The average amount varies by insurance provider and Medicare jurisdiction. At these reimbursement levels, we believe that intraoral appliance therapy offers dentists an attractive ratio of revenue per chair time in comparison to other dental procedures.

We market and sell our precision intraoral devices to sleep medicine providers in the United States and in select countries around the world through a direct sales force. We currently have 26 direct sales representatives in the United States and Europe. Our direct sales force focuses their education, promotional and sales efforts on dentists who have developed a specialty in dental sleep medicine, and the physicians who are actively treating OSA.

We generated revenue of $6.9 million and a net income of $0.9 million for the three months ended June 30, 2023, compared to revenue of $4.9 million and a net loss of $2.8 million for the three months ended June 30, 2022. We generated revenue of $12.7 million and a net loss of $6.0 million for the six months ended June 30, 2023, compared to revenue of $8.6 million and a net loss of $5.8 million for the three and six months ended June 30, 2022. Accumulated deficit as of June 30, 2023 was $216.8 million.

Macroeconomic Environment

Uncertainty surrounding macroeconomic and geopolitical factors in the U.S. and globally characterized by the supply chain environment, inflationary pressure, higher interest rates, instability in the global financial markets, labor shortages, significant disruptions in the commodities’ markets as a result of the Russia and Ukraine conflict, and the introduction of or changes in tariffs or trade barriers may result in a recession, which could have a material adverse effect on our long-term business.

We maintain the majority of our cash and cash equivalents in accounts with major U.S. financial institutions, and our deposits exceed insured limits. Market conditions could impact the viability of these institutions. To date, these market conditions and liquidity concerns have not impacted our results of operations. However, in the event of failure of any of the financial institutions where we maintain our cash and cash equivalents, there can be no assurance that we would be able to access uninsured funds in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect our business and financial position.

Factors Affecting Results of Operations

The following factors have been important to our business, and we expect them to impact our results of operations and financial condition in future periods:

(a)	Expansion of North American direct sales organization and international expansion

The core focus of our sales initiative is to expand our direct sales organization in North America. With representatives located in high-value metropolitan areas, the direct sales organization will focus primarily on dentists and physicians who are practicing sleep medicine. The main purpose of this initiative is to increase case volume from these dentists and physicians by facilitating a referral relationship between dentists and physicians, helping them expand the dental sleep medicine aspect of their practices and educating them on the advantages of the ProSomnus intraoral devices. We also intend to further expand our sales to integrated health systems and hospital networks. We are currently initiating the marketing and sales of our ProSomnus intraoral devices in several European countries and intend to further expand our marketing and direct sales into international markets.

(b)	Product line extensions and remote patient monitoring services

We intend for product line extensions to focus on enabling ProSomnus to capture a larger share of treatments for patients with OSA, snoring and other related sleep disordered breathing conditions. We expect that each product line extension will be designed to optimize ProSomnus products for a wider range of case types, treatment philosophies, and indications. We expect that each product line extension will utilize our unique manufacturing platform and potentially create additional opportunities for intellectual property.

We received FDA clearance for an intraoral device that enables remote patient monitoring services in November 2020. The sales of such remote patient monitoring services in connection with our intraoral devices could result in an additional recurring revenue stream that is reimbursable by insurance. Our remote patient monitoring services will be based on the incorporation of a sensor into the ProSomnus intraoral devices that provides continuous monitoring of physiological health data that physicians want and cannot typically obtain from CPAP or other intraoral appliance therapy devices. Our market research indicates that our remote patient monitoring services could be a significant driver of greater market acceptance and expansion and result in significant future revenues.

Description of Certain Components of Financial Data

Revenue

We derive primarily all of our revenue from the sale of our customized precision milled intraoral medical devices that dentists use to treat patients diagnosed with Obstructive Sleep Apnea. Our revenue recognition policies are discussed in more detail in Note 2 to our condensed consolidated financial statements and notes thereto for the three and six months ended June 30, 2023 and 2022 included elsewhere in this quarterly report.

Cost of revenue

Cost of revenue consists primarily of materials and the costs related to the production of the intraoral device, including employee compensation, other employee-related expenses, inbound shipping and allocable manufacturing overhead costs. ProSomnus has a policy to classify initial recruiting and training costs of new manufacturing employees as part of research and development expenses in the consolidated statements of operations.

Sales and marketing

Sales and marketing costs primarily consist of salaries, bonuses, benefits and travel costs for employees engaged in sales and marketing activities, as well as website, advertising, conferences and other promotional costs.

Research and development

Research and development costs consist of production costs for prototypes, test and pre-production units, supplies, consulting, and personnel costs, including salaries, bonuses and benefit costs. Most of our research and development expenses are related to developing new products and services. Consulting expenses are related to research and development activities as well as clinical and regulatory activities and certain third-party engineering costs. Research and development expenses are expensed as incurred. We expect to continue to make substantial investments in product development. As a result, research and development expenses are expected to increase in absolute dollars as the research and development efforts increase.

General and administrative

General and administrative expenses primarily consist of labor, bonuses, benefits, general insurance, office expenses and outside services. Outside services consist of audit, tax, legal and other professional fees. We expect that general and administrative expenses will increase in absolute dollars as a result of operating as a public company.

Other income (expense)

Other income (expense) primarily relates to interest expense as well as the change in fair value of our convertible debt, earnout liability, warrants classified as liabilities, and a loss on the extinguishment of debt related to the Second Amendment and the Convertible Bridge Loan Advance.

The components of interest expense include interest expense payable under our convertible debt, subordinated notes, subordinated loan and security agreements, unsecured subordinated promissory notes, equipment financing and capital lease obligations.

Results of Operations

Comparison of the three months ended June 30, 2023 and 2022

	Three Months Ended
	June 30,		Change
	2023	2022	$	%
Revenue	$6,933,910	$4,859,909	$2,074,001	42.7%

Cost of revenue	3,170,794	2,321,692	849,102	36.6%

Gross profit	3,763,116	2,538,217	1,224,899	48.3%
Gross margin %	54%	52%

Operating expenses:
Sales and marketing	3,642,718	2,013,392	1,629,326	80.9%
Research and development	1,376,036	669,348	706,688	105.6%
General and administrative	4,480,124	1,289,154	3,190,970	247.5%
Total expenses	9,498,878	3,971,894	5,526,984	139.2%

Other income (expense)
Interest expense	(1,240,159)	(1,197,237)	(42,922)	3.6%
Change in fair value of earnout liability	6,700,000	—	6,700,000	n/m
Change in fair value of debt	(802,430)	—	(802,430)	n/m
Change in fair value of warrant liability	2,106,398	—	2,106,398	n/m
Loss on extinguishment of debt	—	(192,731)	192,731	n/m
Other expense	(123,117)	—	(123,117)	n/m
Total other income (expense)	6,640,692	(1,389,968)	8,030,660	(577.8)%

Net income (loss) before income taxes	904,930	(2,823,645)	3,728,575	(132.0)%

Net income (loss)	$904,930	$(2,823,645)	$3,728,575	(132.0)%

(n/m = not meaningful)

Revenues for the three months ended June 30, 2023 totaled $6.9 million, reflecting a 43% increase over $4.9 million reported for the same period in 2022. This increase was primarily driven by increased unit volume due to increased sales and marketing investments and mix shift to the new EVO Products. The underlying growth in deliveries of the Company’s products is attributable to the growing clinical adoption of ProSomnus’s precision devices in both the United States and Europe and positive impacts of the expanded field sales team during the first half of 2023.

The Company’s gross margin remained relatively consistent for the three months ended June 30, 2023 at 54% compared to 52% for the same prior period. The Company moved into a new manufacturing facility during 2023. The facility quadrupled the Company’s previous capacity and increased overhead costs absorbed into product costs. As volumes increase, the Company expect to be able to leverage the new facility to improve the gross margin.

Sales and marketing expenses increased by $1.6 million, or 80.9%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. This increase was primarily driven by an increase in personnel expenses due to expansion of the sales team and travel and in-person events.

Research and development expenses increased by $0.7 million, or 105.6%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. This increase was primarily driven by an increase in headcount-related personnel and research and development.

General and administrative expenses increased by $3.2 million, or 247.5%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. This increase was driven primarily by professional services and legal fees of $0.9 million, headcount-related personnel costs of $0.8 million, directors’ and officers’ fees and insurance cost of $0.5 million, costs related to our new headquarters of $0.3 million, regulatory filing fees of $0.2 million, and $0.5 million in increases in costs which scale with revenue including credit card fees, recruiting, software, utilities, and depreciation.

Total other income (expense) changed by $8.0 million, from an expense of $1.4 million for the three months ended June 30, 2022, to other income of $6.6 million for three months ended June 30, 2023. The change was primarily driven by a decrease in the fair value of the earnout liability of $6.7 million and warrant liability of $2.1 million.

Comparison of the six months ended June 30, 2023 and 2022

	Six Months Ended
	June 30,		Change
	2023	2022	$	%
Revenue	$12,742,290	$8,603,052	$4,139,238	48.1%

Cost of revenue	5,927,425	3,900,188	2,027,237	52.0%

Gross profit	6,814,865	4,702,864	2,112,001	44.9%
Gross margin %	53%	55%

Operating expenses:
Sales and marketing	6,466,766	4,130,811	2,335,955	56.5%
Research and development	2,395,005	1,226,980	1,168,025	95.2%
General and administrative	7,833,131	2,642,889	5,190,242	196.4%
Total operating expenses	16,694,902	8,000,680	8,694,222	108.7%

Other income (expense)
Interest expense	(2,411,969)	(2,293,075)	(118,894)	5.2%
Change in fair value of earnout liability	8,200,000	—	8,200,000	n/m
Change in fair value of debt	(2,629,430)	—	(2,629,430)	n/m
Change in fair value of warrant liability	1,263,839	(20,756)	1,284,595	n/m
Loss on extinguishment of debt	—	(192,731)	192,731	n/m
Other expense	(529,644)	—	(529,644)	n/m
Total other income (expense)	3,892,796	(2,506,562)	6,399,358	(255.3)%

Net loss before income taxes	(5,987,241)	(5,804,378)	(182,863)	3.2%

Net loss	$(5,987,241)	$(5,804,378)	$(182,863)	3.2%

(n/m = not meaningful)

Revenues increased by $4.1 million, or 48.1%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. This increase was primarily driven by increased unit volume due to increased sales and marketing investments and mix shift to the new EVO Products. The underlying growth in deliveries of the Company’s products is attributable to the growing clinical adoption of ProSomnus’s precision devices in both the United States and Europe and positive impacts of the expanded field sales team during the first half of 2023. Revenue from the Company’s largest customer was 5.2% for the six months ended June 30, 2023, and 5.8% for the six months ended June 30, 2022.

The Company’s gross margin remained relatively consistent for the six months ended June 30, 2023 at 53% compared to 55% for the same prior period. The Company moved into a new manufacturing facility during 2023. The facility quadrupled the Company’s previous capacity and increased overhead costs absorbed into product costs. As volumes increase, the Company expects to be able to leverage the new facility to improve the gross margin.

Sales and marketing expenses increased by $2.3 million, or 56.5%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. This increase was primarily driven by an increase in personnel expenses due to the expansion of the sales team and travel and in-person events.

Research and development expenses increased by $1.2 million, or 95.2%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. This increase was primarily driven by an increase in headcount-related personnel and research and development.

General and administrative expenses increased by $5.2 million, or 196.4%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. This increase was driven primarily by headcount-related personnel costs of $1.5 million, professional services, audit, tax and legal fees of $1.4 million, directors’ and officers’ fees and insurance cost of $0.6 million, costs related to our new headquarters of $0.7 million, regulatory filing fees of $0.2 million, and $0.8 million increases in costs which scale with revenue including credit card fees, recruiting, software, utilities, and depreciation.

Total other income (expense) changed by $6.4 million, or 255.3%, from an expense of $2.5 million for the six months ended June 30, 2022, to other income of $3.9 million for six months ended June 30, 2023. This change was primarily driven by the decrease in the fair value of the earnout liability of $8.2 million, offset by $2.6 million change in the fair value of the Company’s Senior Secured Convertible Notes due December 6, 2025 (the “Senior Convertible Notes”) and the Subordinated Convertible Notes due April 6, 2026 (the “Subordinated Convertible Notes” and, together with the Senior Convertible Notes, our “Convertible Notes”).

LIQUIDITY AND CAPITAL RESOURCES

Going Concern and Management’s Plans

The Company has incurred recurring losses from operations and recurring negative cash flows from operating activities. The Company expects operating losses and negative cash flows from operations to continue for the foreseeable future.

Based on the Company’s current level of expenditures and management’s future cash flow projections, the Company believes its cash and cash equivalents of $6.2 million and working capital of $2.8 million at June 30, 2023, will not be sufficient for the Company to continue operations as a going concern for at least one year from the issuance date of these condensed consolidated financial statements. Additionally, from July 1, 2023, the Convertible Notes require the Company to maintain a minimum cash balance of $4.5 million on the first of each calendar month. The Company believes that these factors raise substantial doubt about its ability to continue as a going concern.

The Company’s ability to continue as a going concern depends on its ability to execute on its strategies, which include achieving revenue growth forecast, controlling operating costs, and obtaining additional financing. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company. Our cash and cash equivalents balance at June 30, 2023 is not expected to be sufficient to enable us to complete the development and commercialization of our products.

Until we can generate a sufficient amount of revenue from our planned products, if ever, we expect to finance future cash needs through private or public equity offerings or debt financings. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis or at all. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders.

The following table summarizes our cash flows for the periods indicated:

	Six Months Ended
	June 30,
	2023	2022
Net cash provided by (used in):
Operating activities	$(7,788,976)	$(3,287,208)
Investing activities	(1,211,802)	(232,330)
Financing activities	(739,731)	3,185,596
Net decrease in cash and cash equivalents	$(9,740,509)	$(333,942)

Net cash used in operating activities

Cash flows from operating activities can fluctuate significantly from period to period, as net income (loss), adjusted for non-cash items, and working capital fluctuations impact cash flows. For the six months ended June 30, 2023, net cash used in operating activities amounted to $7.8 million compared to $3.3 million in the same prior-year period. The increase was driven primarily by increased spending on sales and marketing and research and development activities as well as higher general and administrative expenses.

Net cash used in investing activities

For the six months ended June 30, 2023 and 2022, net cash used in investing activities of $1.2 million and $0.2 million, respectively, was entirely related to purchases of property and equipment.

Net cash (used in) provided by financing activities

For the six months ended June 30, 2023, net cash used in financing activities was primarily related to principal payments under finance leases of $0.7 million. For the six months ended June 30, 2022, net cash provided by financing activities was $3.7 million, primarily due to net proceeds from various debt financings which existed prior to the closing of our Business Combination in 2022 offset by $0.5 million of principal payments under finance leases.

Liquidity Update

Our liquidity needs are to fund our ongoing business initiatives. Historically, our sources of cash were primarily the issuance of equity securities and the incurrence of debt and our uses of cash were to fund our operating needs and to service our indebtedness. We expect to use our existing cash to, among other things, (i) continue expanding our direct sales organization, (ii) expand internationally, (iii) develop our brand and marketing, (iv) develop scientific data to further validate our products, (v) expand and develop our product lines, (vi) fund our debt payment obligations, and (vii) provide for general corporate purposes.

Additionally, our Convertible Notes are subject to a minimum revenue, cash, and EBITDA financial covenants. Under the minimum cash covenant, the Company must maintain a minimum cash balance of $4.5 million on the first of each calendar month. As of August 1, 2023, and to date, the Company was in compliance with the covenant. To the extent the Company is unable to satisfy such cash covenant, or any other covenant, the Company may be required to seek a waiver or further renegotiate the terms of such notes, the terms of which may be adverse to the Company.

Management expects that the Company's historical reliance on external financing, from both equity and debt financings, will continue for the foreseeable future. Management has not yet determined the form such additional financing may take, but management expects that the most likely forms include one or more of the following: (i) an offering of preferred equity securities, (ii) underwritten offerings of shares of our common stock, and (iii) incurring indebtedness with one or more financial institutions.

Contractual Obligations

Below is a summary of short-term and long-term anticipated cash requirements under contractual obligations existing as of June 30, 2023:

	As of June 30, 2023
	2023 (remaining 6 months)	After December 31, 2023	Total
Recorded contractual obligations:
Senior Convertible Notes	$—	$16,959,807	$16,959,807
Subordinated Convertible Notes	—	17,453,141	17,453,141
Other*	1,679,978	7,904,901	9,584,879
Total	$1,679,978	$42,317,849	$43,997,827

*(1) Represents finance and operating lease liabilities, equipment financing obligations

As of June 30, 2023, we did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Significant Judgments and Estimates

Our condensed consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of our condensed consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

There have been no material changes to our critical accounting policies and estimates as compared to the critical accounting policies and estimates described in our Annual Report on Form 10-K for the year ended December 31, 2022. For more information, please refer to our Annual Report on Form 10-K as well as “Note 2—Basis of Accounting and Significant Accounting Policies” to the unaudited condensed consolidated financial statements included in Part I, Item 1 of this Quarterly Report on Form 10-Q.

Emerging Growth Company

ProSomnus is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. ProSomnus has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, ProSomnus, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ProSomnus’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recently Issued Accounting Pronouncements

The Company continues to monitor new accounting pronouncements issued by the FASB and does not believe any accounting pronouncements issued through the day of this report will have a material impact on the condensed consolidated financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of business. Market risk represents the risk of loss that may impact our results of operations or financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates. We do not hold, issue, or enter into any financial instruments for speculative or trading purposes.

Interest rate risk

Our cash and cash equivalents as of June 30, 2023 consisted of $6.2 million in bank accounts. We believe that we do not have any material exposure to changes in the fair value of these assets. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our consolidated cash flows or operating results.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor and research and development expenses.

We do not believe inflation has had a material effect on our results of operations for the periods presented in this filing.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures.

Our management, with the participation of our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, our CEO and CFO concluded that, as of June 30, 2023, due to the material weakness described in the Annual Report, our disclosure controls and procedures were not effective.

Inherent Limitations on Effectiveness of Controls

Our management, including our CEO and our CFO, do not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of a simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of control effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

Changes in Internal Control over Financial Reporting

There were no changes in our internal controls over financial reporting identified in management’s evaluation pursuant to Rules 13a-15(d) and 15d-15(d) of the Exchange Act that occurred during the quarter ended June 30, 2023 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings

To the knowledge of our management, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Item 1A. Risk Factors

The business, financial condition, and operating results of the Company can be affected by many factors, whether currently known or unknown, including but not limited to those described in Part 1, Item 1A in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2022 under the heading “Risk Factors,” any one or more of which could, directly or indirectly, cause the Company’s actual financial condition and operating results to vary materially from past or the anticipated future financial condition and operating results. Any of these factors, in whole or in part, could materially and adversely affect the Company’s business, financial condition, operating results, and stock price. There have been no material changes to the Company’s risk factors disclosed under the heading “Risk Factors” in Part 1, Item 1A in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2022 filed on April 14, 2023 other than as set forth below.

We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.

Since we began our ProSomnus business in 2016, we have not been profitable and have incurred losses and cash flow deficits. For the fiscal years ended December 31, 2022 and 2021, we reported net losses of $7.1 million and $6.0 million, respectively, and negative cash flow from operating activities of $10.3 million and $4.6 million, respectively. Our unaudited condensed consolidated financial statements as of June 30, 2023 have been prepared under the assumption that we will continue as a going concern for the next twelve months. As of June 30, 2023, we had cash and cash equivalents of $6.2 million and an accumulated deficit of $216.8 million.

Based on the Company’s current level of expenditures and management’s future cash flow projections, management does not believe that our cash and cash equivalents and working capital of $2.8 million at June 30, 2023 are sufficient to fund our operations for the next twelve months. We anticipate that we will continue to report losses and negative cash flow. There is therefore a risk that we will be unable to operate our business in a manner that generates positive cash flow or profit, and our failure to operate our business profitably could damage our reputation and stock price.

The Company’s ability to continue as a going concern depends on its ability to execute on its strategies, which include achieving revenue growth forecast, controlling operating costs, and obtaining additional financing. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company. Furthermore, there can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis or at all. If we issue additional securities to raise funds, these securities may have rights, preferences, or privileges senior to those of our common stock, and our current stockholders may experience dilution. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, seek a waiver or renegotiate the terms of our Convertible Notes or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders. If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

On May 31, 2023, the Company issued 20,000 shares of common stock to a consultant as consideration for services rendered to the Company in connection with the Business Combination. The shares were issued pursuant to and in accordance with the exemption from registration under the Securities Act under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

On May 31, 2023, the Company issued 20,000 shares of common stock in satisfaction of its obligations under a service contract entered into in connection with the Business Combination.

In connection with Mark Murphy’s relinquishment of his role as the Company’s Chief Growth Officer, the Company and Dr. Murphy entered into a Restated Employment Agreement on August 7, 2023. The amendment, among other things, (i) changes of Dr. Murphy's title from Chief Growth Officer to Lead Faculty Clinical, and (ii) reduces Dr. Murphy's base salary from $195,000 per year to $150,000 per year. The description of the Restated Employment Agreement is qualified in its entirety by reference to the text of the Restated Employment Agreement, which is filed as Exhibit 10.1 to this Current Quarterly Report on Form 10-Q and is incorporated herein by reference.

Item 6. Exhibits

See Exhibit Index.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of ProSomnus, Inc. (previously filed as Exhibit 3.1 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
3.2	Amended and Restated Bylaws of ProSomnus, Inc. (previously filed as Exhibit 3.2 of Form 8-K filed by ProSomnus with the SEC on December 13, 2022).
4.1

First Supplemental Indenture, dated as of June 29, 2023, by and among ProSomnus, Inc., ProSomnus Holdings, Inc. and ProSomnus Sleep Technologies, Inc., as guarantors, and Wilmington Trust, National Association. (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2023).

4.2

First Supplemental Indenture, dated as of June 29, 2023, by and among ProSomnus, Inc., ProSomnus Holdings, Inc. and ProSomnus Sleep Technologies, Inc., as guarantors, and Wilmington Trust, National Association. (previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2023).

10.1	Restated Employment Agreement by and between ProSomnus, Inc. and Dr. Mark Murphy, dated August 7, 2023.

31.1†	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2†	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS†	XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH†	XBRL Taxonomy Extension Schema Document

101.CAL†	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF†	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB†	XBRL Taxonomy Extension Label Linkbase Document

101.PRE†	XBRL Taxonomy Extension Presentation Linkbase Document
104†	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

†	Filed herewith.
*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, duly authorized.

Date: August 8, 2023

PROSOMNUS, INC.

By:	/s/ Len Liptak
Name:	Len Liptak
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Brian Dow
Name:	Brian Dow
Title:	Chief Financial Officer
(Principal Financial Officer)

Exhibit 10.1

PROSOMNUS SLEEP TECHNOLOGIES, INC.
RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between ProSomnus Sleep Technologies, Inc., a Delaware corporation, and its parent, affiliates and/or subsidiaries (the “Company”), and Mark Murphy (the “Executive”) as of September 3, 2023 (the “Effective Date”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS

WHEREAS, Executive has been employed by the Company as its Chief Growth Officer pursuant to the Employment Agreement entered into between the Parties effective as of October 3, 2021 (the “Original Agreement”);

WHEREAS, Executive desires to voluntarily transition to the full-time position of Lead Faculty Clinical Education (“LFCE”) with the Company and the Company desires that Executive remain employed with the Company as a part-time employee pursuant to the terms of this Agreement; and

WHEREAS, in connection with the transition of Executive’s employment to LFCE and in consideration for Executive’s continued employment with the Company, Executive and the Company desire to enter into the Release Agreement attached hereto as Exhibit A.

NOW THEREFORE, in consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.Employment. As of the Effective Date, Executive shall no longer serve as the Company’s Chief Growth Officer and shall, pursuant to the terms of this Agreement, be employed by the Company as its Lead Clinical Faculty on a full-time basis. Executive agrees and acknowledges that the transition to the LCF position is entirely voluntary and at Executive’s request, and does not constitute “Good Reason” as defined in Section 4.1.5 of the Original Agreement. This Agreement comprises the complete agreement between Executive and the Company with respect to the terms of Executive’s employment as of the Effective Date and supersedes the Original Agreement, any term sheets, discussions or promises made by anyone, concerning Executive’s employment, other than the existing Proprietary Information and Invention Assignment Agreement dated August 27, 2017, as well as the new Proprietary Information and Invention Assignment Agreement dated September 3, 2023 and Employee Confidentiality Agreement dated

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September 3, 2023 , each attached hereto and included as Exhibit B and the Code of Conduct signed by Executive attached hereto as Exhibit C.

2.Term of Employment. This Agreement shall be binding upon and enforceable against both Parties immediately upon the mutual execution of this Agreement. The Agreement’s term and the employment relationship created hereunder will begin on the Effective Date and will remain in effect until terminated in accordance with Section 6 of this Agreement (the “Term”). Either Party may terminate this Agreement at any time and for any reason subject to the terms of Section 6. The period during which Executive remains employed under this Agreement is the “Employment Period” and the date the Employment Period ends for any reason is the “Separation Date.”

3.Duties and Obligations.

3.1Duties. As the Company’s LCF, Executive shall lead, develop, and implement all clinical educational strategies, events, and affiliate activities, both external (customer and industry facing) and internal (sales and technical teams) and shall report directly to the Company’s Vice President, Global Marketing Services.

3.2Schedule.  Executive shall work an average of thirty (30) per week.

3.3Time and Attention. Except as set forth herein, Executive shall (a) devote his attention, best efforts, energy and skill to the business of Company during the term of his employment as necessary to effectively and efficiently execute his job responsibilities set forth herein and in accordance with the Company’s policies and applicable law, (b) use Executive’s best efforts to promote the success of the Company, (c) not do anything, or permit anything to be done at Executive’s direction, that is inconsistent with Executive’s duties to the Company or opposed to its best interests, (d) not become interested, directly or indirectly, as a partner, officer, director, employee, advisor, independent contractor, or consultant of any business similar to or that competes with the Company’s actual or reasonably anticipated business, research, or development, and (e) cooperate fully with the CEO in the advancement of the best interests of the Company. Notwithstanding the foregoing, Executive may continue to engage in the activities related to his private dental practice that do not compete with the Company and may engage in outside charitable or civic activities that do not interfere with Executive’s performance of the duties and responsibilities in this Agreement, provided that any outside activity requiring Executive to become a member of a board (whether charitable or not) shall be subject to the Company’s prior written approval.

3.4Compliance. Executive agrees to abide by, and conduct business in accordance with and subject to, all applicable Company policies and procedures, including without limitation, all applicable employment and ethical policies and all client conflict of interest policies applicable to

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executives of the Company, as such policies may exist from time to time, including without limitation the Code of Business Conduct signed by Executive and attached hereto as Exhibit C (the “Code of Conduct”). In the event that the terms of this Agreement differ from or are in conflict with the Code of Conduct, or any of the Company's policies, practices or a general memorandum to employees, then this Agreement shall control.  Executive agrees to submit conflict of interest declarations in accordance with Company policies if required. Executive also understands and agrees that the business and affairs of the Company will be conducted in accordance with the Company’s corporate policies, as well as the Company’s legal and ethical standards, including but not limited to, those requiring compliance with all commercial, tax, labor, employment, and other applicable laws.  Nothing in this Section 3.4 restricts or prohibits Executive from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees, or any other protected activity under applicable federal or state law.

3.5Location. Unless the Parties otherwise agree in writing, during Executive's employment, Executive shall perform the services Executive is required to perform pursuant to this Agreement from his home office, currently located in Michigan, provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

4.Licenses. Executive hereby represents and warrants that Executive is in possession of any and all licenses required to perform the duties contemplated by this Agreement and that all such licenses are in good standing and have not been revoked, repealed, suspended or terminated and that Executive is not in violation of any of the requirements of any such license.

5.Compensation.

5.1Base Salary. Executive will be paid an annual base salary (“Base Salary”) of One Hundred Fifty Thousand and 00/100 Dollars ($150,000) beginning as of the Effective Date in accordance with the Company’s normal payroll practices, subject to applicable tax withholding. The Annual Base Salary shall be reviewed annually and is subject to adjustment in the good faith discretion of the Company’s Board of Directors (the “Board”) and/or Chief Executive Officer.

5.2Bonus Compensation. Upon the Effective Date, Executive shall continue to be eligible to receive an Annual Bonus equal to a maximum of 25% of Executive's Base Salary (“Bonus Potential”), based on the achievement of individual and Company performance metrics as determined in the sole discretion of the Board. Any prior accrued bonus before the Effective Date shall be on a prorated basis.  The Annual Bonus is not guaranteed and shall be paid solely at the discretion of the Board. The Company shall pay the Annual Bonus, if any, no later than the twentieth (20th) day following the date the Company's auditors sign-off on the Company financial statements for its fiscal year. This usually occurs on or around the month of May, for the previous

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year. In order to be eligible to receive the Annual Bonus, Executive must be employed on the date the Company pays the Annual Bonus

5.3Equity. Executive acknowledges and agrees that on January 27, 2023 (the “Award Date”) Executive was granted the option purchase 40,930 shares of the Company’s common stock (the “Option Shares”) at an exercise price of $5.20 per share subject to the vesting of the Option Shares  according to the following schedule: twenty-five percent (25%) of the Option Shares shall vest and become exercisable on each of the first and second anniversary of the Award Date and 1/16th of the remaining Option Shares shall vest each calendar quarter following the second anniversary of the Award Date. Executive further acknowledges and agrees that the Options Shares are the only Company equity to which Executive has any right or interest therein as of the Effective Date of this Agreement. Executive shall continue to vest in Option Shares pursuant to the terms of the Company’s 2022 Equity Incentive Plan and the Terms and Conditions of Stock Option and Notice of Grant of Stock Option. Executive shall continue to be eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”) subject to the terms and conditions of the ESPP documents and purchase agreements.

5.4Benefits. Executive will be offered participation in the Company’s employee benefit programs generally available to the Company’s executives, subject to the terms and conditions of each such program. In order to participate, Executive will be required to enroll such benefit programs in a timely manner and in accordance with the programs’ enrollment procedures.  Nothing in this Agreement shall require the Company to maintain any Company sponsored benefit program or preserve any benefit levels thereunder. The Company reserves the right to amend or terminate any employee benefit program in its sole and absolute discretion in accordance with the program documents and applicable law.

5.5Paid Time Off. As a full-time employee, Executive shall be eligible for PTO accrual in accordance with the Company’s full-time employee PTO policies and shall be entitled to sick-pay in accordance with applicable law.

5.6Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable, customary, and necessary business expenses, including expenses required for professional development and legal compliance in accordance with the Company’s expense reimbursement policies and subject to Executive’s submission of appropriate documentation of such expenses.

6.Termination of Employment.

6.1Termination By the Company. The Executive's employment with the Company may be terminated under the following conditions:

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(a)     Death or Disability. The Executive's employment with the Company shall terminate effective upon the date of Executive's death or “Complete Disability” (as defined in Section 6.8(a)).

(b)For Cause. The Company may terminate Executive's employment under this Agreement for “Cause” (as defined in Section 6.8(b)) by delivery of written notice to Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this shall affect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 11.1 below.

6.2Without Cause. The Company may terminate Executive's employment under this Agreement at any time and for any reason by delivery of written notice of such termination to Executive. Any notice of termination given pursuant to this Section 6.2 shall affect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 11.1 below.

6.3Termination by Executive. Executive may voluntarily terminate his employment hereunder for any reason upon thirty (30) days written notice to the Company.

6.4Termination by Mutual Agreement of the Parties. The Executive's employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

6.5Compensation Upon Termination.

(a)Death or Complete Disability. If Executive's employment shall be terminated by death or Complete Disability as provided in Section 6.8(a), the Company shall pay Executive's accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination to Executive and/or Executive's heirs, as applicable, and the Company shall thereafter have no further obligations to Executive and/or Executive's heirs under this Agreement.

(b)Cause, Resignation, Mutual Agreement. If Executive's employment shall be terminated by the Company for Cause, by Executive's voluntary termination or by mutual agreement of the Parties, the Company shall pay Executive's accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of the notice of termination to Executive, at the time Executive provides notice of termination, or at the time the Parties mutually agree to terminate Executive's employment, as applicable, and the Company shall thereafter have no further obligations to Executive under this Agreement.

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(c)    Without Cause . If the Company shall terminate Executive's employment without Cause, then upon Executive's furnishing to the Company an executed release and waiver of claims (a form of which is attached hereto as Exhibit D), Executive shall be entitled to the following:

(i)Executive's Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings and any  (the “Accrued Obligations”);

(ii)Payment of an amount equal to Executive’s Base Salary in effect at as of the Separation Date, in pro rata installments with the Company's regular payroll, in effect at the time of termination subject to standard deductions and withholdings until the earliest to occur of (x) the expiration of three (3) months following the effective date of Executive's executed release and waiver of claims (Exhibit D), or (y) the date Executive commences full or part-time employment or consulting arrangements with another person or entity, or (z) the date Executive violates any of the post employment covenants set forth below in Section 10.

(iii)Subject to Executive's valid COBRA election, the Company shall make payment of Executive's premiums on the same terms that existed prior to Executive's termination until the earliest to occur of (x) the expiration of three (3) months following the effective date of Executive's executed release and waiver of claims (Exhibit D), or (y) the date Executive receives health, dental and vision coverage through another policy of insurance, or (z) the date Executive violates any of the post-employment covenants set forth below in Section 10, provided, however, that if such payment of premiums would otherwise violate the nondiscrimination rules or cause the coverage to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act'') or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), these payments shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Code Section 105(h).

(d)Notwithstanding the foregoing, the benefits described in subsections 6.5 (c)(ii) and 6.5(c)(iii) shall commence on the first payroll period following the date the Release becomes effective and irrevocable; provided, however, that if the 60th day following the date of termination occurs in the calendar year following the year of termination, then such payments shall commence no earlier than January 1 of such subsequent calendar year. The first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following Executive's last day of employment if such deferral had not been required.

6.6Condition on Obligations. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this Section 6, the Company's obligations, and

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Executive's rights, pursuant to Section 6.6 shall cease and be rendered a nullity immediately should Executive violate Executive’s restrictive covenant obligations set forth in Section 10, or should Executive violate the terms and conditions of Executive's Proprietary Information and Inventions Agreement. Further, Executive covenants and agrees to notify the Company within five (5) business days of Executive's acceptance of employment or consulting or receipt of benefits as set forth above respectively in Section 6.5(c) (ii) and (iii).

6.7Termination of Obligations. In the event of the termination of Executive's employment hereunder and pursuant to this Section 6, the Company shall have no obligation to pay Executive any Base Salary, bonus, incentive compensation or other compensation or benefits, except as provided in this Section 6 or for benefits due to Executive (and/or, if applicable, Executive's dependents under the terms of the Company's benefit plans). Executive acknowledges and agrees that upon termination (for any reason), the Company may offset (and deduct from final payments) amounts Executive owes it or its affiliates or subsidiaries against any amount it owes Executive pursuant to this Section 6.

6.8Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)Complete Disability. “Complete Disability” shall mean the inability of Executive to perform Executive's duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive's usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(b)For Cause. “Cause” for the Company to terminate Executive's employment hereunder shall mean the occurrence of any of the following events:

(i)The willful failure by Executive to comply with all material applicable laws in performing Executive's job duties or in directing the conduct of the Company's business;

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(ii)Executive’s conviction of, or entry of a plea of guilty or nolo contendere to a felony;

(iii)Executive’s conviction of an any misdemeanor or summary offense that will, in the opinion of the Company determined in good faith, adversely affect in any material respect of the Company’s, or the Company’s parent’, affiliates’, or subsidiaries (collectively the “Company Group”) prospects or reputation or Executive’s ability to perform Executive’s obligations or duties to the Company;

(iv) Executive’s intentional and continuous failure substantially to perform Executive’s reasonably assigned duties for the Company or the Company Group (other than due to a Complete Disability of which the Company has been put on official notice), which failure has continued for a period of at least thirty (30) days after the Company provides Executive a written notice of demand for substantial performance;

(v)Executive’s gross negligence or willful misconduct in the performance of Executive’s duties which is not curable or has continued for a period of at least thirty (30) days after the Company provides Executive with written notice detailing the actions necessary to cure such gross negligence or willful misconduct;

(vi)Executive’s commission of fraud, theft or dishonesty against the Company and/or the Company Group or any act or omission intended to result in Executive’s personal gain in violation of law or duty of loyalty to the Company;

(vii)Executive’s material violation or breach of this Agreement or any other agreement with the Company;

(viii)Conduct of Executive that brings or is reasonably likely to bring the Company or the Company Group negative publicity or into public disgrace, embarrassment, or disrepute;

(ix)Executive’s breach of fiduciary duty to the Company;

(x)Executive’s current alcohol or prescription drug abuse that affects work performance, or current use of illegal drugs; or

(xi)Executive’s failure to comply with any applicable Company policy including, without limitation the Company’s Code of Conduct and any policies prohibiting harassment, discrimination, or intimidation.

7.Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, no severance pay or benefits to be paid or provided, if any, pursuant to this Agreement

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that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, to the extent required to avoid penalty taxes under Section 409A, no severance payable, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. If any applicable consideration and revocation period with respect to a severance agreement begins in one calendar year and ends in a second calendar year, then regardless of the date on which such agreement is actually executed, any severance payments (if owed) will be paid or will begin in such second calendar year. In no event shall any payment or benefit under this Agreement that is subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (c) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year, and (d) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement and if no time period is specified, shall be for expenses incurred during Executive’s lifetime. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. Notwithstanding the foregoing, neither the Company nor its affiliates shall be liable for and shall bear no responsibility for any penalties that may assessed against Executive for violation of Section 409A and the Company recommends Executive seek independent tax advice with respect to the terms of this Agreement.

Further notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company Employee is a “specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the

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commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months and 1 day following termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

8.Protected Conduct.

8.1Nothing in this agreement shall limit Executive’s rights and obligations to disclose unlawful conduct observed or experienced by Executive including but not limited to any violations of applicable labor and employment statutes, discrimination, or harassment. Further, nothing in this Agreement prohibits Executive from (i) opposing an event or conduct reasonably believed to be a violation of law, including criminal conduct, discrimination, harassment or other unlawful employment practices or of a recognized clear mandate of public policy, or (ii) reporting such an event or conduct to Executive’s attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, the state division of human rights, or a local commission on human rights), or (iii) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct. To the extent Executive is required by a valid order of a court of competent jurisdiction or an authorized government agency to disclose Confidential Information, Executive shall provide, to the extent reasonably practicable, advance notice to the Company sufficient to permit the Company to take any necessary measures, including securing an appropriate Protective Order, to protect its Confidential Information.

8.2DTSA Notice.  Executive acknowledges notice that pursuant to the Defend Trade Secrets Act (DTSA), 18 U.S.C. § 1833(b): (1) no individual (consultant, contractor or employee) will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade

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secret under seal, and does not disclose the trade secret, except as permitted by court order. The foregoing shall not be construed to invite, permit, or limit liability for otherwise illegal activity such a breaking and entering, illegal computer access (hacking) or theft of the Company property.

9.Arbitration

9.1Arbitrable Claims. All disputes between Executive (and Executive's attorneys, successors, and assigns) and the Company (and its parent, and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Executive's employment or the termination of Executive's employment, including, without limitation, all disputes arising under this Agreement ("Arbitrable Claims"), shall be resolved by final and binding arbitration to the fullest extent permitted by law. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section 9. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the applicable state and local fair employment statutes and the Family Medical Leave Act, all as amended, as well as all claims under any applicable state or federal statute including but not limited to the Elliott-Larsen Civil Rights Act (race, color, religion, national origin, age, sex, marital status, familial status, height and weight); the Michigan Persons With Disabilities Civil Rights Act (disability); the Michigan Wage Payment Act (MCL Section 408.471) (wages and benefits); the Polygraph Protection Act of 1981 (restrictions on the use of polygraphs); the Michigan Whistleblower's Protection Act (MCLA Section 15.361); the common law of the State of Michigan, the state labor or wage and hour code, and any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, harassment, discrimination, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, all claims related to disability and all wage or benefit claims, including, but not limited to, claims for salary, bonuses, profit participation, commissions, stock, stock options, vacation pay, fringe benefits or any form of compensation. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Parties may seek interim injunctive relief and other provisional remedies in court as set forth in this Agreement. The Parties hereby waive any rights they may have to trial by jury or any other form of administrative hearing or procedure in regard to the Arbitrable Claims.

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9.2Procedure. Arbitration of Arbitrable Claims shall be in accordance with the then existing JAMS Rules for the Resolution of Employment Disputes, as amended ("JAMS Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the JAMS Employment Rules, although the written notice to the other Party initiating arbitration shall also include a statement of the claim(s) asserted and all the facts upon which the claim(s) are based. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted at the JAMS office located nearest to the location where Executive performs services for the Company. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 9.

9.3Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the Parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the Parties cannot agree on an arbitrator, then the complaining Party shall notify JAMS and request selection of an arbitrator in accordance with the JAMS Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party. No other aspect of any ruling by the arbitrator shall be appealable, and all other aspects of the arbitrator's ruling shall be final and non-appealable, except as set forth herein. The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. The arbitrator shall be required to issue a written arbitration decision including the arbitrator's essential findings, conclusions and a statement of award. The Company shall pay all arbitration fees in excess of what the Executive would have to pay if the dispute were decided in a court of law. Except as set forth herein, the arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

9.4Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the Parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall to the extent allowed by law be filed under seal. The Parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection 9.4 concerning confidentiality.

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9.5Continuing Obligations. The rights and obligations of Executive and Company set forth in this Section 9 shall survive the termination of Employee's employment and the expiration of this Agreement.

9.6Exception for Injunctive Relief. Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 19 shall prohibit the Parties from pursuing, a claim for interim injunctive relief, for other applicable provisional remedies, and/or for related attorneys' fees in a court of competent jurisdiction in order to prevent irreparable harm pending the conclusion of the arbitration.

9.7JAMS Appeal.

(a)The Parties also hereby agree to the JAMS Optional Appeal Procedures in the event either Party wishes to appeal any aspect of the original single arbitrator's award pursuant to Section 9.3 herein. The appeal panel will consist of three neutral members unless the Parties agree that there will be one neutral member. Upon the filing of an appeal in accordance with Section 9.7(b) below, the JAMS case manager will recommend to the Parties an appeal panel and will make any disclosures that are mandated by applicable law regarding the candidates for the appeal panel. The case manager will seek the agreement of the Parties as to the selection of the appeal panel members. If the Parties do not agree on the composition of the appeal panel within seven (7) calendar days of having received the case manager recommendations for the appeal panel, the JAMS case manager will appoint an appeal panel.

(b)The procedure for filing and arguing an appeal shall be as follows:

(i)Any Party may appeal an arbitration award that has been rendered pursuant to Section 19.3 herein and has become final. The appeal must be served, in writing, to the JAMS case manager and on the opposing Party within fourteen (14) calendar days after the arbitration award has become final. The letter or other writing evidencing the appeal must specify those elements of the arbitration award that are being appealed and must contain a brief statement of the basis for the appeal.

(ii)Within seven (7) calendar days of the service of the appeal, the opposing Party may serve on the JAMS case manager and on the opposing Party a cross-appeal with respect to any element of the arbitration award. The letter or other writing evidencing the cross-appeal must specify those elements of the arbitration award that are being appealed and must contain a brief statement of the basis for the cross-appeal.

(iii)The record on appeal will consist of the stenographic or other record of the arbitration hearing and all exhibits, deposition transcripts, and affidavits that had been accepted into the record of the arbitration hearing by the original arbitrator selected per Section

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19.3. The Parties will cooperate with the JAMS case manager in compiling the record on appeal, and the JAMS case manager will provide the record to the appeal panel. No evidence not previously accepted by the original arbitrator will be considered by the appeal panel, unless the basis of the appeal is non-acceptance by the original arbitrator of certain evidence or unless the appeal panel determines that there is good cause to re-open the record pursuant to the applicable JAMS Arbitration Rules.

(iv)The Parties may elect to rely on the memoranda or briefs previously submitted to the original arbitrator. In the absence of such election, the JAMS case manager will obtain the agreement of the Parties on a briefing schedule. If no agreement is reached, the JAMS case manager will set a reasonable briefing schedule.

(v)The appeal panel will conduct an oral argument if all Parties request such argument or may conduct oral argument, in complex cases or unusual circumstances, on its own initiative. If there is to be oral argument, the JAMS case manager will obtain the agreement of the Parties on both the date of such argument and the duration, including the allocation of time. In the absence of agreement, the appeal panel will set the date and duration of the oral argument, including the allocation of time.

(vi)Once an appeal has been timely filed, the arbitration award is no longer considered final for purposes of seeking judicial enforcement, modification or vacating pursuant to the applicable JAMS Arbitration Rules.

(vii)The appeal panel will apply the same standard of review that the first-level appellate court in the applicable jurisdiction would apply to an appeal from the trial court decision. The appeal panel will respect the evidentiary standard set forth in Rule 22(d) of the JAMS Comprehensive Arbitration Rules, as amended. The appeal panel may affirm, reverse or modify an award. The appeal panel may not remand to the original arbitrator, but may re-open the record in order to review evidence that had been improperly excluded by the original arbitrator or evidence that is now necessary in light of the panel's interpretation of the relevant substantive law. A three-member appeal panel will make its decision by majority vote and, absent good cause for an extension, will issue the decision within twenty-one (21) calendar days of the date of either oral argument, the receipt of the new evidence or receipt of the record and of all briefs, whichever is applicable or later. The appeal panel's decision will consist of a written statement, unless all Parties agree otherwise.

(viii)If a Party refuses to participate in the appeal procedure set forth herein after having agreed to do so, the appeal panel will maintain jurisdiction over the appeal and will consider the appeal as if all Parties were participating, including retaining the authority to modify any arbitration award or element of an arbitration award that had previously been entered

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in favor of the non-participating Party, assuming it finds that the record, after application of the appropriate standard of appeal, justifies such action.

(ix)After the appeal panel has rendered a decision, JAMS will issue the decision by serving copies on the Parties. Service will be deemed effective five (5) calendar days after deposit in the U.S. Mail. Upon service of the appeal panel decision, the arbitration award will be final for purposes of judicial review.

10.Restrictive Covenants.

10.1The Executive agrees to continue to abide by the Proprietary Information and Inventions Agreement attached hereto, and incorporated herein, as Exhibit B. The Executive further agrees that the terms of the Proprietary Information and Inventions Agreement supplement, but do not replace or supersede, the terms of this Agreement. Therefore, notwithstanding any overlap between the terms of this Agreement and the terms of the Proprietary Information and Inventions Agreement, the Company, may enforce, or seek to enforce, any term or provision of this Agreement and/or the Proprietary Information and Inventions Agreement.

10.2The Executive recognizes that Executive's employment with the Company will involve contact with information of substantial value to the Company, which is not old and/or generally known in the trade, and which gives the Company, an advantage over their competitors who do not know or use it, including but not limited to, techniques, processes, know how, strategies, marketing, and/or advertising plans or arrangements, developments, computer programs, sales, supplier, broker lists, borrower lists and information, service provider, vendor, employee lists and information, distributor, and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company, (hereinafter referred to as "Confidential and Proprietary Information"). Executive acknowledges that the Company has expended substantial time and money to create, acquire, gather and maintain the confidentiality of their Confidential and Proprietary Information. The Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by the Executive from whatever source and will not, either during Executive's employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company's Chief Executive Officer or Board of Directors, as applicable.

10.3While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company's Confidential and Proprietary Information from unauthorized disclosure or use, that the Executive will not, either directly or through others, solicit or attempt to solicit any Company client, customer or business partner (or prospective

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client, customer or business partner) for the same or substantially same services, products or sales that were provided to the Company client, customer or business partner in the one year period prior to Executive's termination of employment. Executive acknowledges that the harm done to the Company by the use or disclosure of its Confidential and Proprietary Information while significant, may be difficult to assess, thereby necessitating the restrictions provided herein and that given the harm that could be caused to the Company by such disclosure or use, the restrictions provided herein are reasonable and necessary; and would not prevent, harm or impede the Executive from engaging in Executive's chosen profession.

10.4While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company's Confidential and Proprietary Information from unauthorized disclosure or use, that the Executive will not, either directly or through others, solicit or attempt to solicit any Company employee, consultant, or independent contractor to terminate his or her relationship with the Company in order to become an employee, consultant, independent contractor, to or for, any other person or business entity. Executive acknowledges that the harm done to the Company by the use or disclosure of its Confidential and Proprietary Information while significant, may be difficult to assess, thereby necessitating the restrictions provided herein and that given the harm that could be caused to the Company by such disclosure or use, the restrictions provided herein are reasonable and necessary; and would not prevent, harm or impede the Executive from engaging in Executive's chosen profession.

10.5Notwithstanding any provision of this Agreement prohibiting the disclosure of trade secrets or other Confidential Information, Executive may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, so long as such disclosure is solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a proceeding against Company for retaliating against Executive for reporting a suspected violation of law, Executive may disclose the underlying trade secret to Executive's attorney and use the trade secret in the court proceeding, so long as Executive files all documents containing or identifying the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.General Provisions.

11.1Notices. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

ProSomnus Sleep Technologies, Inc.
5675 Gibraltar Dr.

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Pleasanton, CA 94588
Attn: Len Liptak, Chief Executive Officer
Email: lliptak@prosomnus.com

With a copy to, but which shall not constitute notice:

Littler Mendelson, P.C.
50 West San Fernando Street, 7th Floor
San Jose, CA 95113-2434
Attn: Anne Sanchez LaWer, Shareholder
Email: alawer@littler.com

If to the Executive:

Dr. Mark Murphy
724 Brookwood Lane
Rochester Hills, MI 48308
mtmurphydds@gmail.com

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

11.2Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. If any benefit or treatment is stated in form or substance as to be in actual or possible conflict with applicable law, the applicable law shall prevail in the stead of any statements contained in this Agreement.

11.3Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

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11.4Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all Parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

11.5Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Michigan without giving effect to principles of conflicts of law of such state.

11.6Survivorship. The provisions of this Agreement necessary to carry out the intention of the Parties as expressed herein shall survive the termination or expiration of this Agreement.

11.7Waiver. The waiver by either Party of the other Party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any Party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such Party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving Party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.8Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

11.9Construction. The Parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated Parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both Parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting Party shall not be applicable to this Agreement.

11.10Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and the successors and permitted assigns. This Agreement shall automatically inure to the benefit of and be enforceable by the Company with a protectable interest covered by this Agreement, and any successors and assigns thereof without the need for any further agreement by Executive. Executive agrees to the assignment of this Agreement and all rights and obligations hereunder by the Company, including, but not limited to, an assignment in connection

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with any merger, sale, transfer or acquisition consummated by Company or any of its subsidiaries, affiliates or divisions, or relating to all or part of its assets or the assets of its subsidiaries, affiliates or divisions. Executive shall have no right to assign Executive’s rights, benefits, duties, obligations or other interests in this Agreement, it being understood that this Agreement is personal to Executive.  Company shall have the right to assign, without further notice to Executive, any intellectual property rights conferred by Executive to Company herein.

11.11Representation by Counsel. Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from Executive’s own attorney regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s, its affiliate’s or their respective directors, officers, employees, or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

11.12Cooperation. Executive agrees that, for a period of 12-months following termination of this Agreement, Executive shall respond to all reasonable inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during the Employment Period, and Executive further agrees to reasonably cooperate with the Company or its affiliates in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company or its affiliates relating to the Employment Period and with respect to matters which the Executive has knowledge or information.

11.13This Agreement Controls. If there is any conflict or dispute between this Agreement and any other agreement between Executive and the Company concerning the subject matter hereof, the terms of this Agreement shall control.

[Signature Page Follow]

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the Parties hereto have executed and delivered this Agreement as of the year and date first above written.

EXECUTIVE Dr. Mark Murphy	COMPANY By:

Date: _________________________	Date: _________________________

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EXHIBIT A

RELEASE AND WAIVER AGREEMENT

In consideration my ongoing employment pursuant to the terms of the Employment Agreement dated [_____] to which this form is attached, I, Mark Murphy, hereby furnish ProSomnus Sleep Technologies, Inc., (the “Company”) and its parent company,  affiliates and/or subsidiaries, and their respective officers, directors, owners, shareholders, managers, partners, agents, employees, employee benefit plans and fiduciaries, trustees, members, insurers, successors, and assigns (collectively referred to as “Released Parties”) with the following release and waiver (“Release and Waiver”).

1.  Release and Waiver. I understand and agree that this Release and Waiver will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever that may be legally waived by private agreement, whether known, unknown or suspected to exist, which I ever had or may now have against the Released Parties that may be lawfully released by private agreement, from the beginning of time up to the Effective Date of this Release Agreement  (which shall be defined as the eighth date after the day on which you return this Release Agreement to the Company with my signature on it), including, without limitation, any claims, demands, liabilities and causes of action arising from my employment with the Company and my termination of employment, including any and all claims for vacation pay, bonuses, or any other forms of compensation from the Company and any and all claims arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the ”Released Claims”).

By way of example and not in limitation of the above, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Equal Pay Act, and the Worker Adjustment Retraining and Notification Act, all as amended, and any claim under and any claim of unlawful discrimination or retaliation of any kind under the laws of the State of Michigan, including but not limited to any claims under the Elliott-Larsen Civil Rights Act, the Michigan Persons With Disabilities Civil Rights Act, the Michigan Wage Payment Act (MCL Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), and the Bullard-Plawecki Right to Know Act, and any other  claims arising under the laws of the State of Michigan or applicable Michigan municipalities, and any amendments to any such laws; and/or any other claims under Michigan state law and/or Michigan common law, and  any other applicable state, county, or local fair employment practice law or ordinance, the National Labor Relations Act, unvested rights under the Employment Retirement Income Security Act (“ERISA”), as well as any claims asserting discrimination based upon age, race, color, sex, national origin, disability, religion, sexual orientation, marital status, entitlement to benefits, or any other protected status; wrongful termination; harassment; breach of contract; breach of the covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; retaliation; whistleblowing; defamation; invasion of privacy; and claims related to disability.  Released Claims shall also include, but not be limited to, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit.  I likewise release the Released Parties from any and all claims or potential claims for damages or relief of any kind, including but not limited to back pay, front pay, compensatory damages, punitive damages, experts’ fees, attorneys’ fees, costs, disbursements and/or the like, or for equitable relief and reinstatement.

In addition, by signing this Release and Waiver, I understand and agree that I will not bring and I am waiving any right to initiate any legal action in state or federal court by ne or on my behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, or any other protected status, or involving any contract or tort claims based on my termination from the Company and/or any other terms or conditions of employment at the Company and/or any other Released Claim. Further, by signing this Release and Waiver, I  agree that I am also waiving and releasing any claims for additional compensation, benefits, or any type of damages that could be made and/or any right to seek or recover any type of individual relief in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by me or on my behalf by any person or entity in any such legal action.

I further acknowledge that if I sign this Release and Waiver prior to the expiration of twenty-one (21) days after receiving it, or if I choose not to consult legal counsel, then I do so freely and knowingly, and I agree that by doing so I have waived any and all claims that such action or inaction would affect the validity of the Release and Waiver.

2. No Claims Filed. Except as otherwise provided in Paragraph 3 of this Release, I agree and covenant not to file any action, suit, complaint, claim, grievance, demand for arbitration or other proceeding against the Company, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability, obligation or matter arising out of my employment with the Company or otherwise. I hereby represent that no action, suit, complaint, claim, grievance, demand for arbitration or other proceeding is currently pending against the Company in any court or other forum relating directly or indirectly to my employment with the Company, or otherwise. Further, by signing this Release and Waiver, I agree that I am also waiving and releasing any claims for additional compensation, benefits, or any type of damages that could be made by me or on my behalf by any person or entity in any such legal action.

3. No Interference with Rights. I understand that nothing in this Release and Waiver, shall be construed to prohibit me from: (a) filing a charge with, or participating or cooperating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, the Securities and Exchange Commission, Department of Labor and/or any federal, state or local agency, including providing documents or any other information, or (b) challenging the validity of this Agreement under the ADEA or the OWBPA, or (c) exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release and Waiver, I understand that I am waiving my right to receive individual relief based on claims asserted in any such charges or complaints, except for any right I may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. I understand that my release of claims as contained in this Release and Waiver does not extend to any rights I may have under any laws governing the filing of claims for unemployment, disability insurance and/or workers’ compensation benefits. I further understand that nothing herein shall preclude me from: (a) challenging any failure by the Company to comply with its promises to make payment and provide other consideration as set forth in this Release and Waiver or (b) seeking any vested rights or benefits to which I am legally entitled pursuant to any Company sponsored benefit plan. I acknowledge that, except as specifically provided in this Release and Waiver, I am not entitled to any other further compensation or benefits of any kind based on my employment at the Company, except as otherwise set forth above and in the Employment Agreement.  I further acknowledge and agree that I have not suffered any on-the-job injury for which I have not already filed a claim.

I acknowledge that, among other rights, if I am age 40 or older, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration of my continued employment given for this Release and Waiver is not something to which I was otherwise entitled.

Pursuant to the OWBPA, I have been advised: (1) to consult an attorney regarding this Release and Waiver before executing it, including whether to sign it; (2) I am waiving rights or claims which may be waived by law in exchange for valuable consideration; (3) that rights or claims, including those arising under the ADEA, that may arise after the date this Release and Waiver is executed are not waived; (4) that I have twenty-one (21) days from the date of receipt of this Release and Waiver to sign and return it (“Consideration Period”); (5) that changes, whether material or immaterial, do not restart the running of the Consideration Period; (6) that I may sign this Release and Waiver before the end of the Consideration Period.  If I sign this Release and Waiver before the end of the Consideration period, it is because I freely chose to do so after carefully considering its terms, and I am knowingly and voluntarily waiving the remainder of the Consideration Period.  I further agree that the Company has made no threats or promises to induce me to sign this Release and Waiver earlier; (7) that at any time within seven (7) days after executing this Release and Waiver, I may revoke it.  If the revocation period expires on a weekend or holiday, I will have until the end of the next business day to revoke; and (8) that if I do not revoke this Release and Waiver within the Revocation Period, it will become final, binding and effective on the day after the end of the Revocation Period.

Dr. Mark Murphy	COMPANY By:

Date: ____________________	Date: ____________________

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
(Dated August 27, 2017)

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(Dated_________)

EMPLOYEE CONFIDENTIALITY AGREEMENT

(Dated_________)

B

Proprietary Information and Inventions Agreement

In consideration of my continued employment by ProSomnus Sleep Technologies, Inc. and its affiliates and/or subsidiaries (the “Company”), and the compensation hereafter paid to me, I, Mark Murphy hereby agree as follows:

1.Nondisclosure.

1.1Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Chief Executive Officer of the Company expressly authorizes such in writing. I will obtain the Chief Executive Officer’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information, and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its parent, affiliates or related companies. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, research, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, contracts, budgets and unpublished financial statements, information regarding profits and/or costs, licenses, prices and costs, company vendors and contractors and their private information; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3Defend Trade Secrets Act Information. I understand that, notwithstanding the foregoing limitations on the disclosure of trade secrets, I may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a proceeding against the Company in connection with my report of a suspected legal violation, I may disclose the trade secret to the attorney representing me and use the trade secret in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

1.4Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel, as applicable, who need to know such information in connection with their work for the Company, as applicable) or use, except in connection with my work for the Company, Third Party Information unless

Proprietary Information and Inventions Agreement

expressly authorized by an officer of the Company in writing, as applicable.

1.5No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.Assignment of Inventions.

2.1Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2Prior Inventions. I have set forth on Exhibit-2 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

2.4Non-assignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a non-assignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit-1 (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, including any that I believe qualify for protection under Labor Code Section 2870. I will preserve the confidentiality of any Invention that

Proprietary Information and Inventions Agreement

does not fully qualify for protection under Section 2870.

2.6Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire”, pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, as applicable, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company and/or the business of any of it parent or affiliated companies. I agree further that for the period of my employment by the Company and for one (l) year after the date of the voluntary or involuntary termination of my employment by the Company I will not directly or indirectly solicit, recruit or induce (nor assist anyone else in soliciting, recruiting or inducing) any employee of the Company to leave the employ of the Company.

5.No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

Proprietary Information and Inventions Agreement

6.Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, broker lists, customer lists, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.Legal and Equitable Remedies. In order to prevent irreparable harm to myself or the Company from any breach of this Agreement, the Company and I shall both have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the parties may have for a breach of this Agreement.

8.Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address and in the manner specified in Section 7 of the Employment Agreement.

9.Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.General Provisions.

10.1Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within

California between California residents. Any disputes arising out of or relating to this Agreement shall be resolved as provided for in Section 19 of the Employment Agreement.

10.2Severability. In case any one or more of the terms, words, phrases or provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other terms, words, phrases or provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable term, word, phrase or provision had never been contained herein. If moreover, any one or more of the terms, words, phrases or provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns, and parent and affiliated companies, its successors and assigns.

10.4Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5Employment. I agree and understand that nothing in this Agreement shall confer any additional right with respect to the continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or notice. Such rights, if any, shall be governed exclusively by the Employment Agreement.

Proprietary Information and Inventions Agreement

10.6Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. Neither the Company nor its parent or affiliated companies shall be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us, provided that the terms of this Agreement are intended to supplement, and not replace or supersede, the terms of the Employment Agreement, including all Exhibits thereto. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit-1 to this Agreement.

I Understand that this Agreement may contain covenants, restrictions or other provisions that address similar or related topics that are addressed in my Employment Agreement, including, but not limited to, all Exhibits referenced in my Employment Agreement (the “Employment Agreement”). I further understand and agree that the provisions of this Agreement are intended to Supplement, and Not Replace or supersede, Any Similar or Related Provisions Contained in the Employment Agreement. Therefore, to the extent there is any conflict or overlap between the provisions of this Agreement and the provisions of the Employment Agreement, I agree that the Company may enforce, or seek to enforce, any provision of this Agreement and/or the Employment Agreement.

Dated: _____________________________________

Employee Signature

Accepted and Agreed To:

ProSomnus Sleep Technologies, Inc.

By: ____________________________

Title:

Dated:

Exhibit-1

LIMITED EXCLUSION NOTIFICATION

This is to notify The Employee in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between the Employee and the Company does not require the Employee to assign or offer to assign to the Company any invention that the Employee developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;
2.	Result from any work performed by The Employee for the Company.

To the extent a provision in the foregoing Agreement purports to require the Employee to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

Mark Murphy

Date:

Witnessed by:

EXHIBIT 1 Limited Exclusion Notice

Exhibit-2

TO:ProSomnus Sleep Technologies, Inc.

FROM:Mark Murphy

DATE:_______________, 2023

SUBJECT:Previous Inventions

1.      Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ProSomnus Sleep Technologies, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my start date by the Company:

☐No inventions or improvements.

☐See below:

☐Additional sheets attached.

2.      Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or ImprovementParty(ies)Relationship

1.

2.

3.

☐Additional sheets attached.

Employee Confidentiality Agreement

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL, TRADE SECRET AND PROPRIETARY INFORMATION DURING AND AFTER MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Employee Signature

ACCEPTED AND AGREED TO:

ProSomnus Sleep Technologies, Inc.

By:

Name:

Title:

Address:ProSomnus Sleep Technologies, Inc.

5675 Gibraltar Dr.

Pleasanton, CA 94588

Employee Confidentiality Agreement

Employee Confidentiality Agreement

This Confidentiality Agreement is entered into this (DATE) ________________ by and between ProSomnus Sleep Technologies, Inc. hereinafter called “Employer,” and (NAME) __________________, hereinafter called “Employee,” with reference to the following facts:

Whereas, Employee desires to be employed by Employer; and whereas, Employer is desirous of divulging certain of its trade secrets and confidential processes to Employee in order for Employer to operate its business, and for Employee to properly discharge Employee’s duties, and

Whereas, Employer and Employee wish to enter into this Agreement to set forth the rights and duties of the parties concerning such trade secrets and confidential processes and other terms of employment, the parties agree as follows:

1.	Employee specifically agrees that employee will not at any time, whether during or subsequent to the term of Employee’s employment by Employer, in any fashion, form or manner, unless specifically consented to in writing by Employer either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of employer, including, without limiting the generality of the foregoing, the buying habits or practices of any of its customers, its marketing methods and related data, information regarding its vendors or suppliers, cost of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales costs, manufacturing processes, procedures or inventions, lists or other written records used in Employer’s business, compensation paid to other employees and terms of employment regarding other employees, the work habits or skill levels of other employees, or any other confidential or non-public information, about or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description, and the parties hereto stipulate that as between them, the same are important, material, and confidential trade secrets that affect the successful conduct of the Employer’s business, and its good will, and that any breach of any term of this paragraph is a material breach of the Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written graphic records, and the like, affecting or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess or control shall be and remain the Employer's sole property. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit Employee from disclosing Employee’s own wages or other employment terms as provided by law.
2.	Employee understands and acknowledges that employment with the Company is for an unspecified duration and constitutes “at-will” employment. Employee also acknowledges that this employment relationship may be terminated at any time, for any or no reason, at

Employee Confidentiality Agreement

the option either of the Company or Employee, with or without notice. Employee understands that no modification to this “at-will” employment arrangement can be made unless specifically documented in writing and signed by the CEO of the Company.
3.	In the event of termination of employment with Employer, Employee agrees to immediately deliver to Employer, all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written or graphic records, and the like, relating to Employer’s business, which are or have been in the possession or under his control. Employee understands that “immediately” for purposes of this paragraph means within 24 hours of the Employee’s termination.
4.	During the period in which Employee is employed by Employer, Employee agrees that Employee will not, directly or indirectly, own an interest in, operate, join, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder, or principal of any cooperation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment and/or services which directly and/or indirectly compete with Employer’s products or Employer’s business as a dental laboratory. However, this Agreement does not prohibit Employee from investing in publicly traded companies in which Employee does not have a controlling interest.
5.	During the period in which Employee is employed by Employer, Employee shall devote his or her entire time, energies, abilities and attention to the business of Employer and shall work for no other person during Employee’s employment with Employer without obtaining the prior written consent of Employer.
6.	During the time that Employee is employed by Employer and for a period of twelve (12) months after Employee ceases to be employed with Employer, Employee agrees Employee will not, directly or indirectly, either for himself or for any other person, firm or corporation or entity, divert or take away or attempt to divert or take away, or call on or solicit or attempt to call on or solicit, any of the Employer’s customers or patrons, including but not limited to those upon whom he called or whom he solicited or to whom he catered or with whom he became acquainted while engaged as an employee in Employer’s business. Employee acknowledges and agrees that for purposes of this paragraph, the term “confidential information” includes that information identified in paragraphs 1 and 7 of this Agreement.
7.	Employee acknowledges and agrees that the identity, skill levels, and compensation received by Employer’s other employees constitutes confidential information and that the use or disclosure of such confidential information would likely cause material harm to the Company. In consideration for being provided with this confidential Company information, Employee agrees that during the time that the Employee is employed by Employer, and during the post termination period of twelve (12) months, Employee agrees that Employee will not use the Employer’s confidential or trade secret information to directly or indirectly, or by action in concert with others, induce or influence, or seek to induce or influence, any person who is

Employee Confidentiality Agreement

engaged as an employee, agent, or independent contractor or otherwise by Employer to terminate his or her employment or engagement with Employer.  Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit Employee from disclosing Employee’s own wages or other employment terms as provided by law.

8.	Employee’s obligations under this Agreement shall continue in effect beyond the employment period, and the obligations shall be binding on Employee’s assign, heirs, executors, administrators and other legal representatives.
9.	If Employer prevails in any legal action brought to enforce or interpret the terms of this Agreement, including any action involving any asserted breach of this Agreement, Employer shall be entitled to recover its reasonable costs and expenses, including reasonable attorney’s fees, including costs incurred prior to commencement of legal action, and all costs and expenses, including reasonable attorney’s fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions.
10.	Either party’s failure to enforce the provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party hereafter from enforcing each and every other provision of this Agreement.
11.	Employee agrees that the breach of this Agreement, or any of its covenants, could not reasonably or adequately be compensated in damages in an action at law and that Employer shall be entitled to injunctive relief, which may include but shall not be limited to restraining Employee from divulging, disclosing or communicating any confidential trade secrets or process. However, no remedy conferred by any of the specific provisions of the Agreement is intended to be exclusive of any other remedy, and each and every remedy given thereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by Employer shall not constitute a waiver of the right to pursue other available remedies.
12.	The parties hereto agree that it is their intention to covenant that this Agreement and performance under, and all suits and special proceeding that may ensue from its breach, be construed in accordance with and under the laws of the State of California.
13.	Employee understands and agrees that the terms and conditions included in the Employer’s Proprietary Information and Inventions Agreement are incorporated herein and nothing in this Confidentiality Agreement is intended to contradict or supersede the terms therein.
14.	Employee represents and warrants that s/he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that s/he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his/her execution and performance of this Agreement is not a violation or a breach of any other person or entity. Employee represents and warrants that s/he has read and understands this agreement and the content thereof, and Employee

Employee Confidentiality Agreement

acknowledges his/her right to seek consultation with and assistance of an attorney concerning this Agreement.

__________________________________________________________

EmployeeDate

__________________________________________________________

Company RepresentativeDate

Employee Confidentiality Agreement

EXHIBIT C

CODE OF BUSINESS CONDUCT

Exhibit C Code of Business Conduct

EXHIBIT D

*FORM OF RELEASE AGREEMENT*

*DO NOT SIGN*

In consideration for the separation benefits set forth in Section 6 of the Employment Agreement dated [_____] (the “Employment Agreement”) to which this form is attached, I, Mark Murphy, hereby furnish ProSomnus Sleep Technologies, Inc., (the “Company”) and its parent company,  affiliates and/or subsidiaries, and their respective officers, directors, owners, shareholders, managers, partners, agents, employees, employee benefit plans and fiduciaries, trustees, members, insurers, successors, and assigns (collectively referred to as “Released Parties”) with the following release and waiver (“Release and Waiver”).

1.  Release and Waiver. I understand and agree that this Release and Waiver will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever that may be legally waived by private agreement, whether known, unknown or suspected to exist, which I ever had or may now have against the Released Parties that may be lawfully released by private agreement, from the beginning of time up to the Effective Date of this Release Agreement  (which shall be defined as the eighth date after the day on which you return this Release Agreement to the Company with my signature on it), including, without limitation, any claims, demands, liabilities and causes of action arising from my employment with the Company and my termination of employment, including any and all claims for vacation pay, bonuses, or any other forms of compensation from the Company and any and all claims arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the ”Released Claims”).

By way of example and not in limitation of the above, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Equal Pay Act, and the Worker Adjustment Retraining and Notification Act, all as amended, and any claim under and any claim of unlawful discrimination or retaliation of any kind under the laws of the State of Michigan, including but not limited to any claims under the Elliott-Larsen Civil Rights Act, the Michigan Persons With Disabilities Civil Rights Act, the Michigan Wage Payment Act (MCL Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), and the Bullard-Plawecki Right to Know Act, and any other  claims arising under the laws of the State of Michigan or applicable Michigan municipalities, and any amendments to any such laws; and/or any other claims under Michigan state law and/or Michigan common law, and  any other applicable state, county, or local fair employment practice law or ordinance, the National Labor Relations Act, unvested rights under the Employment Retirement Income Security Act (“ERISA”), as well as any claims asserting discrimination based upon age, race, color, sex, national origin, disability, religion, sexual orientation, marital status, entitlement to benefits, or any other protected status; wrongful termination; harassment; breach of contract;

breach of the covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; retaliation; whistleblowing; defamation; invasion of privacy; and claims related to disability.  Released Claims shall also include, but not be limited to, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit.  I likewise release the Released Parties from any and all claims or potential claims for damages or relief of any kind, including but not limited to back pay, front pay, compensatory damages, punitive damages, experts’ fees, attorneys’ fees, costs, disbursements and/or the like, or for equitable relief and reinstatement.

In addition, by signing this Release and Waiver, I understand and agree that I will not bring and I am waiving any right to initiate any legal action in state or federal court by ne or on my behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, or any other protected status, or involving any contract or tort claims based on my termination from the Company and/or any other terms or conditions of employment at the Company and/or any other Released Claim. Further, by signing this Release and Waiver, I  agree that I am also waiving and releasing any claims for additional compensation, benefits, or any type of damages that could be made and/or any right to seek or recover any type of individual relief in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by me or on my behalf by any person or entity in any such legal action.

I further acknowledge that if I sign this Release and Waiver prior to the expiration of twenty-one (21) days after receiving it, or if I choose not to consult legal counsel, then I do so freely and knowingly, and I agree that by doing so I have waived any and all claims that such action or inaction would affect the validity of the Release and Waiver.

2. No Claims Filed. Except as otherwise provided in Paragraph 3 of this Release, I agree and covenant not to file any action, suit, complaint, claim, grievance, demand for arbitration or other proceeding against the Company, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability, obligation or matter arising out of my employment with the Company or otherwise. I hereby represent that no action, suit, complaint, claim, grievance, demand for arbitration or other proceeding is currently pending against the Company in any court or other forum relating directly or indirectly to my employment with the Company, or otherwise. Further, by signing this Release and Waiver, I agree that I am also waiving and releasing any claims for additional compensation, benefits, or any type of damages that could be made by me or on my behalf by any person or entity in any such legal action.

3. No Interference with Rights. I understand that nothing in this Release and Waiver, shall be construed to prohibit me from: (a) filing a charge with, or participating or cooperating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, the Securities and Exchange Commission, Department of Labor and/or any federal, state or local agency, including providing documents or any other information, or (b) challenging the validity of this Agreement under the ADEA or the OWBPA, or (c) exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release and Waiver, I understand that I am waiving my right to receive individual relief based on claims asserted in any such charges or complaints, except for any right I may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. I understand that my release of claims as contained in this Release and Waiver does not extend to any rights I may have under any laws governing the filing of claims for unemployment, disability insurance and/or workers’ compensation benefits. I further understand that nothing herein shall preclude me from: (a) challenging any failure by the Company to comply with its promises to make payment and provide other consideration as set forth in this Release and Waiver or (b) seeking any vested rights or benefits to which I am legally entitled pursuant to any Company sponsored benefit plan. I acknowledge that, except as specifically provided in this Release and Waiver, I am not entitled to any other further compensation or benefits of any kind based on my employment at the Company, except as otherwise set forth above and in the Employment Agreement.  I further acknowledge and agree that I have not suffered any on-the-job injury for which I have not already filed a claim.

I acknowledge that, among other rights, if I am age 40 or older, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is not something to which I was otherwise entitled.

Pursuant to the OWBPA, I have been advised: (1) to consult an attorney regarding this Release and Waiver before executing it, including whether to sign it; (2) I am waiving rights or claims which may be waived by law in exchange for valuable consideration; (3) that rights or claims, including those arising under the ADEA, that may arise after the date this Release and Waiver is executed are not waived; (4) that I have twenty-one (21) days from the date of receipt of this Release and Waiver to sign and return it (“Consideration Period”); (5) that changes, whether material or immaterial, do not restart the running of the Consideration Period; (6) that I may sign this Release and Waiver before the end of the Consideration Period.  If I sign this Release and Waiver before the end of the Consideration period, it is because I freely chose to do so after carefully considering its terms, and I am knowingly and voluntarily waiving the remainder of the Consideration Period.  I further agree that the Company has made no threats or promises to induce me to sign this Release and Waiver earlier; (7) that at any time within seven (7) days after executing this Release and Waiver, I may revoke it.  If the revocation period expires on a weekend or holiday, I will have until the end of the next business day to revoke; and (8) that if I do not revoke this Release and Waiver within the Revocation Period, it will become final, binding and effective on the day after the end of the Revocation Period.

Dr. Mark Murphy	ProSomnus Sleep Technologies, Inc. By:
Date: _________________	Date: ________________

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Len Liptak, Chief Executive Officer, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of ProSomnus, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: August 8, 2023	By:	/s/ Len Liptak
		Name:	Len Liptak
		Title:	Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Brian Dow, Chief Financial Officer, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of ProSomnus, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a.Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b.Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c.Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d.Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a.All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b.Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: August 8, 2023	By:	/s/ Brian Dow
		Name:	Brian Dow
		Title:	Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of ProSomnus, Inc. (the “Company”) hereby certifies, to the best of my knowledge, that:

(i)	the accompanying Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 2023 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934; and
(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 8, 2023	By:	/s/ Len Liptak
		Name:	Len Liptak
		Title:	Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of ProSomnus, Inc. (the “Company”) hereby certifies, to the best of my knowledge, that:

(iii)	the accompanying Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 2023 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934; and
(iv)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 8, 2023	By:	/s/ Brian Dow
		Name:	Brian Dow
		Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)